SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14 A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant                    [x]

Filed by a Party other than the Registrant [ ]

Check  the  appropriate  box:

  [X]  Preliminary Proxy Statement   [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(c)(2))

  [ ]  Definitive  Proxy  Statement

  [ ]  Definitive  Additional  Materials

  [ ]  Soliciting  Material  Under  Rule  14a-12

                           RAMPART CAPITAL CORPORATION
                (Name of Registrant as specified in its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No  fee  required.

     [ ]  Fee  computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          (1) Title of each class of securities to which the transaction applies: NOT APPLICABLE
          (2)  Aggregate  number of securities to which the transaction applies:
               NOT  APPLICABLE
          (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined): NOT APPLICABLE
          (4)  Proposed  maximum  aggregate  value  of  the  transaction:  NOT
               APPLICABLE
          (5)  Total fee paid:  NOT APPLICABLE

     [ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

          (1)  Amount previously paid:  NOT APPLICABLE
          (2)  Form, Schedule or Registration Statement No.: NOT APPLICABLE
          (3)  Filing Party:  NOT APPLICABLE
          (4)  Date Filed:  NOT APPLICABLE

                           RAMPART CAPITAL CORPORATION
                            16401 COUNTRY CLUB DRIVE
                               CROSBY, TEXAS 77532
                                 (713) 223-4610

Dear Fellow Shareholder,

     You are cordially invited to attend the annual meeting of shareholders to be held on Wednesday, November 5, 2003, at 10:00 a.m. Houston, Texas time, at our corporate office, 16401 Country Club Drive, Crosby, Texas 77532.

     The annual meeting has been called for the purpose of considering and voting upon (1) the approval of an amendment to Rampart's restated articles of incorporation to effect a 1-for 100,000 reverse stock split of our common stock,
(2) the election of six directors, each to serve until the earlier of (A) the deregistration of our common stock under the Securities Exchange Act of 1934 (the "Exchange Act") and delisting of our common stock from the American Stock Exchange ("AMEX") and (B) the 2004 annual meeting of shareholders, (3) the ratification of Pannell Kerr Forster of Texas, P.C. as our independent accountants for 2003 and (4) the transaction of such other business as may properly come before the annual meeting.

     The reverse stock split, if approved by our shareholders, is designed to cash out all common shareholders holding less than one share after the reverse split and to reduce the number of our common shareholders after split to two shareholders. Our common shareholders holding less than one share after the reverse split would receive $3.50 per pre-split share in lieu of receiving a fractional share. Commonly referred to as a "going private" transaction, if the proposed reverse split is approved by our shareholders, we intend to terminate registration of our common stock under the Exchange Act and terminate listing of our common stock on AMEX.

     The remaining shareholders after the reverse split would be Charles W. Janke, our Chief Executive Officer and director, and J.H. Carpenter, our Chief Operating Officer and a director. If any common shareholder (other than Messrs. Janke and Carpenter) remains after the initial reverse split, we intend to initiate a subsequent reverse split to eliminate such holders at a price per pre-split share equivalent to the $3.50 per pre-split share in the initial reverse split.

     Our Board of Directors (with Messrs. Janke and Carpenter abstaining from the reverse split proposal) unanimously supports each of the proposals, including the reverse stock split and related transactions, and recommends that our shareholders vote in favor of each of the proposals. In addition, Messrs. Janke and Carpenter, as controlling shareholders, have indicated that they intend to vote their common shares in favor of each of the above proposals, including the reverse stock split, which shares are sufficient to approve each of the proposals.

     The board has established October 6, 2003 as the record date for determining our shareholders who are entitled to notice of the annual meeting and to vote on the proposals described above. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible to be sure that your shares are represented at the annual meeting.

     This proxy statement and the accompanying documents provide you with detailed information about the reverse stock split and the other proposals. Please read these documents carefully and in their entirety. You may also obtain information about us from publicly available documents that we have filed with the Securities and Exchange Commission.

     We appreciate your support.

                               ________________________
                               Charles W. Janke
                               Chairman of the Board and Chief Executive Officer _______________ __, 2003


NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT. ANY REPRESENTATION TO THE
CONTRARY  IS  A  CRIMINAL  OFFENSE.

The proxy statement is dated ______, 2003 and is first being mailed to our shareholders on or about _______, 2003.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 5, 2003

To the Shareholders of
Rampart Capital Corporation:

The annual meeting of Shareholders of Rampart Capital Corporation will be held at the Newport Golf Club and Conference Center, 16401 Country Club Drive,
Crosby, Texas 77532, on Wednesday, November 5, 2003 at 10:00 a.m., Houston, Texas time, for the following purposes:

1. To approve an amendment to our Restated Articles of Incorporation to effect a 1-for-100,000 reverse stock split of our common stock following which holders of less than one common share will be paid $3.50 per pre-split share;
2. To elect six directors to serve until the earlier of (i) deregistration and delisting of our common stock and (ii) the 2004 Annual Meeting;
3. To ratify the selection of Pannell Kerr Forster of Texas, P.C. as independent public accountants for 2003; and
4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends a vote FOR the amendment to our Restated Articles of Incorporation, FOR each of the nominees for director and FOR ratification of the selection of Pannell Kerr Forster of Texas, P.C. as independent public accountants.

Our Board of Directors has fixed the close of business on October 6, 2003 as the record date for determining Shareholders entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date, and return the accompanying proxy as soon as possible.

By Authorization of the Board of Directors


______________________
Charles W. Janke
Chairman of the Board and
Chief Executive Officer



_______________ __, 2003
16401 Country Club Drive
Crosby, Texas 77532

                           RAMPART CAPITAL CORPORATION
                            16401 COUNTRY CLUB DRIVE
                               CROSBY, TEXAS 77532
                                 (713) 223-4610

                                 PROXY STATEMENT


                                TABLE OF CONTENTS

SUMMARY TERM SHEET                                                                                   1

QUESTIONS AND ANSWERS ABOUT THE MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ITEM 1.  AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . . . . . 8
  Structure of the Reverse Split . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  Reservation of Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Purpose of and Reasons for the Reverse Split . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Alternatives Considered. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  Background of the Reverse Split. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  Effects of the Reverse Split . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  Recommendation of the Special Committee and Board of Directors; Fairness of the Reverse Split. . . 20
  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  Information Provided by Rampart  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  Material Federal Income Tax Consequences of the Reverse Split. . . . . . . . . . . . . . . . . . . 31

ADDITIONAL INFORMATION REGARDING THE REVERSE SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . 33
  Changes in Management Team and Conduct of the Business after the Reverse Split . . . . . . . . . . 33
  Special Interests of Current and Prospective Directors and Executive Officers in the Reverse Split 34
  Source of Funds and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  Dissenters' and Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  Market for Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
  Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

SELECTED HISTORICAL FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Book Value Per Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  Pro Forma Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  Notes to Pro Forma Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

ITEM 2.  ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
  Nominees for Director. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
  Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
  Standing Committees, Board Organization and Meetings . . . . . . . . . . . . . . . . . . . . . . . 45
  Audit Committee Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Compensation of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Non-Director Executive Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Securities Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . . . . 47
  Section 16(a) Beneficial Ownership Reporting Compliance. . . . . . . . . . . . . . . . . . . . . . 48
  Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  Securities Authorized for Issuance under Equity Compensation Plans . . . . . . . . . . . . . . . . 49
  Option Grants in Last Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
  Aggregate Option Exercises and Fiscal Year-End Option Values . . . . . . . . . . . . . . . . . . . 49
  Retirement Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49


                                        i

ITEM 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . 49

ITEM 4.  OTHER BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

Appendix A  Form of Amendment to our Restated Articles of Incorporation. . . . . . . . . . . . . . . A-1

Appendix B  Opinion and Supplemental Opinion of Independent Financial Advisor .. . . . . . . . . . . B-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the proposed amendment to our Restated Articles of Incorporation. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

     - Reverse Stock Split. We are asking our shareholders to approve an amendment to our Restated Articles of Incorporation to effect a 1-for-100,000 reverse stock split of our common stock following which holders of less than one common share will be paid $3.50 per pre-split share. In addition, if the reverse split is completed, we intend to make an application to terminate the listing of shares of our common stock on the American Stock Exchange (the "AMEX") and to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     - Purpose and Reasons for the Reverse Split. Our purpose and reasons for the reverse stock split include:

          o The cost savings realized from not having to comply with the Exchange Act disclosure, reporting and compliance requirements or the AMEX listing requirements for our common stock. In addition, due to the recent litigation and legislation environment surrounding public companies, we anticipate increases in these costs, including compliance costs, audit fees, director and officer insurance premiums and compensation payable to our outside directors.

          o Additional savings in terms of management's and employee's time that will no longer be spent preparing and reviewing the periodic reports required of publicly-traded companies and managing shareholder relations and communications.

          o The ability of our management to focus its efforts on long-term value rather than the short-term earnings focus generally imposed on public reporting companies.

          o The opportunity of all our minority shareholders to cash out their common stock at a significant premium over recent market prices prior to the announcement of the reverse stock split, and without incurring transaction costs, rather than forcing some shareholders to retain their common stock interest in a private company with limited liquidity. While this cash price does represent a 9.8% discount from our book value per common share at June 30, 2003 and a 3.6% discount from our net asset value per common share at March 31, 2003, we believe this price represents a value per share within the range of our net realizable value per share after taking into account overhead, selling and marketing costs that would be incurred in an orderly liquidation of our assets. In addition, due to the volatility of our earnings stream from our business cycles, the lack of market makers, and the lack of analyst coverage and liquidity for our shares, we believe that as a public company it will be difficult to achieve parity between our stock price and asset values.

          o Possible access to increased capital based on indications from Charles W. Janke and J.H. Carpenter, our controlling shareholders, principal executive officers and two of our directors, of their willingness to provide credit support or personal guarantees to expand our existing credit facilities, which they are unwilling to do so long as minority shareholders exist.

          o From the standpoint of Messrs. Janke and Carpenter, the elimination of the increased liability exposure of directors, executive officers, and controlling shareholders resulting from the general litigation environmental surrounding public companies as well as the increased obligations imposed by recent legislation, including the Sarbanes-Oxley Act and related SEC rulemaking.

          For a full discussion of the purpose and reasons for the reverse stock split, see page 9.

     - Alternatives Considered. We considered a number of alternative transactions to the reverse stock split, including other methods of "going private," increasing our public float, selling the company, maintaining the status quo and liquidation. For a complete discussion of the alternatives considered, see page 12.

     - Effect of the Reverse Stock Split. As a result of the reverse stock split:

          o our number of record shareholders, measured as of August 4, 2003, will be reduced from approximately 27 to two and the number of outstanding shares of our common stock will decrease from approximately 2,905,143 to approximately 22.6.

          o we will be entitled to terminate the registration of our common stock under the Exchange Act, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public company;

          o we will be entitled to terminate the listing of our common stock on the AMEX;

          o until listing of our common stock on the AMEX is terminated, the market price for a share of our common stock will increase by a factor approximately equal to 100,000, depending on market conditions;

          o the book value per share of our common stock as of June 30, 2003 will be changed from approximately $3.88 per share on an historical basis to a pre-split pro forma basis of approximately $4.06.

          o the percentage ownership of our common stock beneficially owned by our executive officers and directors as a group will increase from approximately 79.4% to 100% and the stock will be held by two persons instead of five.

     See  page  17  for  a  more  detailed  description  of  these  effects.

     - Fairness of the Reverse Stock Split. We believe that the reverse stock split is fair to, and in the best interests of, our shareholders, including minority shareholders as a group. Our Board of Directors (with Messrs. Janke and Carpenter abstaining due to their conflicting interests) has unanimously approved the reverse stock split and the transactions contemplated thereby. The board's opinion is based on several substantive and procedural factors, which are summarized beginning on page 21. These factors include:

          o    Substantive  Factors:

               - The recommendation of the special committee of our Board of Directors based on the special committee determinations that the reverse stock split is in the best interest of our minority shareholders and that the cash price of $3.50 per pre-split share to be paid in lieu of fractional shares in the reverse stock spilt is fair to our shareholders.

               - The terms of the reverse stock split, including the cash payment to our minority shareholders of $3.50 per pre-split share, resulted from arm's length negotiations between Messrs. Janke and Carpenter and the special committee.

               - Our belief that the reverse stock split is the superior transaction to Rampart and our shareholders as compared to the alternatives considered.

               - The opportunity for all of our minority shareholders to liquidate their investment at a significant premium over our recent stock price prior to announcement of the reverse stock split, without incurring transaction costs, and without requiring any minority shareholders to retain an illiquid private company stock interest.

               - The opinion and underlying analysis of the special committee's financial advisor, Wm. H. Murphy & Co., Inc., that the reverse stock split and cash price of $3.50 per pre-split share is fair to our minority shareholders from a financial point of view.

          o    Procedural  Factors:

               - The establishment of the special committee consisting entirely of non-management, non-affiliated independent directors to represent solely the interests of our minority shareholders.

               - The special committee's ability to retain its own independent financial advisor and legal counsel.

               - The special committee's extensive negotiations and thorough deliberations in evaluating the reverse stock split, including increasing the cash payment to our minority shareholders from $2.50 to $3.25 and then finally to $3.50 per pre-split share.

     For a complete description of the fairness of the reverse stock split and factors considered by both the special committee and our directors in recommending the reverse stock split to our shareholders, see page 20.

     - Opinion of Independent Financial Advisor. On June 9, 2003, Wm. H. Murphy & Co., Inc., delivered its opinion to the special committee that the reverse stock split and the cash price of $3.25 per pre-split share were fair from a financial point of view to our minority shareholders who would receive cash in lieu of fractional shares in the reverse stock split. On September 11, 2003, Wm. H. Murphy & Co., Inc. provided a supplemental opinion to the special committee that the reverse stock split and the increased cash price of $3.50 per pre-split share were fair from a financial point of view to our cashed-out minority shareholders. This supplemental opinion considered both our most recently filed Form 10-QSB for the quarter ended June 30, 2003 and the effects of a foreclosure by on one of our subsidiaries on approximately 96 acres of unimproved real estate located in Galveston, Texas that occurred on July 1, 2003. A copy of its original opinion and the supplemental opinion are attached as Appendix B. See "Opinion of Financial Advisor" on page 23 for more information relating to the opinion and related financial analyses.

     -    Material  Federal  Income  Tax  Consequences  of  Reverse  Stock Split

          o Cashed-Out Minority Shareholders. The reverse stock split is expected to result in a taxable transaction for United States federal income tax purposes to our minority shareholders that receive cash in lieu of a fractional share. Minority shareholders whose stock is a capital asset can be expected to recognize capital gain or loss, and such persons who have held their shares for more than one year are expected to recognize long term capital gain or loss. Under the Jobs and Growth Tax Relief Act of 2003 (the "2003 Tax Act"), net long term capital gains of individuals are generally taxed at a maximum of 15%. Net capital losses may generally only be offset against net capital gain, and not other income.

          o Shareholders Not Cashed Out in Reverse Split. The reverse stock split is expected to be a non-taxable transaction for United States federal income tax purposes to shareholders who will remain shareholders of Rampart immediately after the reverse stock split.

     Your tax consequences are dependent on your unique tax situation. Accordingly, we urge you to consult your own tax advisor to determine the effect of the reverse stock split under applicable federal, state, local and foreign tax laws.

     For a complete description of the material federal income tax consequences from the reverse stock split, see the discussion entitled "Material Federal Income Tax Consequences of the Reverse Split" at page 21

     - Effectiveness of the Reverse Stock Split. The reverse stock split will not be effected unless and until our shareholders approve the reverse stock split and Rampart confirms the availability of the funds necessary to pay for the fractional shares in connection with the transaction. Shareholders holding sufficient shares to approve the amendment have already indicated that they intend to vote in favor of the amendment. Assuming that sufficient funds will be available, we will file the amendment to our Restated Articles of Incorporation with the Secretary of State of the State of Texas as soon as possible after the annual meeting and thereby effect the reverse stock split at 12:01 a.m. on the day following filing of the amendment. See page 8 for more detailed information.

     - Changes in Management Team and Post Reverse Split Plans. Our executive officers and directors will remain the same immediately following the reverse stock split, however, after the listing of shares of our common stock on the AMEX and the registration of our common stock under the Exchange Act are terminated, we intend to decrease the size of our board to two members with Charles W. Janke and J. H. Carpenter filling those positions. In addition, after the reverse stock split Messrs. Janke and Carpenter have plans regarding adjustments to their relative stock ownership and management responsibilities. For more detailed information about our management changes and post reverse stock split plans, see page 33.

     - Special Interests of Current and Prospective Directors and Executive Officers in the Transaction. Following the reverse stock split, all of our remaining shares of common stock will be held by two executive officers who are also directors. In addition, all options currently held by our directors will terminate 90 days after they leave our Board of Directors. Our directors who leave the board following the reverse stock split and hold options to purchase our common stock will be entitled to exercise their options according to their terms, subject to adjustments to the exercise price and number of underlying shares for the 1-for-100,000 reverse stock split. None of our directors holds an option that would be exercisable for at least a whole post-split share and none of the options they hold have a pre-split exercise price less than $3.50. Consequently, all options held by directors leaving the board will likely expire without being exercised. See page 34 for more detailed information.

     - Financing for the Reverse Stock Split. We estimate that approximately $2,258,000 will be required to pay for the shares of our common stock exchanged for cash in the reverse stock split. We intend to pay for such shares with available cash and with funds available under our credit facilities. We have received a commitment letter dated August 26, 2003 from Southwest Bank of Texas, N.A. to increase our revolving credit facility from $3 million to $4.5 million and to extend its maturity date to September 23, 2004 subject to the personal guarantees of Messrs. Janke and Carpenter. See page 35 for more detailed information regarding financing of the reverse stock split.

     - No Dissenters' or Appraisal Rights. Under the Texas Business Corporation Act and our Restated Articles of Incorporation and bylaws, our shareholders are not entitled to dissenters' or appraisal rights because the amendment to our Restated Articles of Incorporation to effect the reverse split is not a corporate action for which shareholders are entitled to dissenters' or appraisal rights. See page 35 for more detailed information.

                     QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:   Why  did  you  send  me  this  proxy  statement?

A: We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your votes for use at our annual meeting of shareholders. This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. We first sent this proxy statement, notice of annual meeting and the enclosed proxy card on or about October __, 2003 to all shareholders entitled to vote. Holders of our common stock as of the record date of October 6, 2003 are entitled to vote at the special meeting. On that date, there were approximately 2,905,143 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   What is the time and place of the annual meeting?

A: The annual meeting will be held at the Newport Golf Club and Conference Center, 16401 Country Club Drive, Crosby, Texas 77532, on Wednesday,
     November  5,  2003  at  10:00  a.m.,  Houston,  Texas  time.

Q:   Who may be present at the annual meeting and who may vote?

A: All holders of our common stock may attend the annual meeting in person. However, only holders of our common stock of record as of October 6, 2003 may cast their votes in person or by proxy at the special meeting.

Q:   What constitutes a quorum for the annual meeting?

A: The presence in person or by proxy of holders of a majority of the outstanding shares of our common stock will constitute a quorum for the annual meeting.

Q:   What is the vote required for the proposals?

A:   1)  Requirement  for  election  of  directors:

     The director nominees will be elected by a plurality of the votes cast at the annual meeting. Cumulative voting is not permitted. In a plurality vote, abstentions are not considered a vote cast and will not affect the outcome.

     2) Requirements for Amendment to Our Restated Articles of Incorporation and Ratification of Appointment of Independent Public Accountants:

     The affirmative vote of the holders of a majority of the shares of our common stock entitled to a vote and present at the annual meeting in person or represented by proxy is required to approve each of these proposals. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. In a majority vote, express abstentions are considered a vote cast and have the effect of a vote against a particular matter. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal.

     Directors and executive officers of Rampart holding sufficient shares of common stock to approve the above proposals have indicated that they intend to vote "FOR" such proposals.

Q: What is the recommendation of our Board of Directors regarding the proposals?

A:   1)  Election  of  Directors:

     Our Board of Directors recommends a vote "FOR" each of the nominees for director.

     2)  Amendment  to  Our  Restated  Articles  of  Incorporation:

     Our Board of Directors has determined that the amendment to our Restated Articles of Incorporation to effectuate a 1-for-100,000 reverse stock split is fair to our minority shareholders and that the reverse stock split is advisable and in the best interests of Rampart and our shareholders. Our Board of Directors (with Charles W. Janke and J. H. Carpenter abstaining due to their conflicting interests) has therefore unanimously approved the proposed amendment to our Restated Articles of Incorporation that will effect the reverse stock split and recommends that you vote "FOR" approval of the proposed amendment.

     3)  Ratification  of  Appointment  of  Independent  Public  Accountants:

     Our Board of Directors recommends a vote "FOR" approval of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent public accountants.

Q:   What do I need to do now?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the annual meeting.

Q:   May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the annual meeting or attend the annual meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: What if I don't return a proxy card or vote my shares in person at the annual meeting?

A: If you don't return your proxy card or vote your shares in person at the annual meeting, each of those shares will be treated as a non-vote and will have no effect on the election of directors but will have the same effect as a vote against approval of the amendment to our Restated Articles of Incorporation and a vote against ratification of Pannell Kerr Forster of Texas, P.C. as our independent public accountants.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   Should I send in my stock certificates now?

A: No. As soon as practicable after the reverse stock split is completed, we will send instructions to all holders of our common stock for use in surrendering your stock certificates in connection with the reverse stock split.

Q: What if I have questions about the amendment to our Restated Articles of Incorporation, the other proposals or the voting process?

A: Please direct any questions about the amendment to our Restated Articles of Incorporation, the other proposals or the voting process to the following person at address and telephone number indicated.

                                 J. H. Carpenter
                           Rampart Capital Corporation
                            16401 Country Club Drive
                               Crosby, Texas 77532
                                 (713) 223-4610

Q: Is Rampart using a solicitation agent in connection with the annual meeting?

A: No. However, our employees may solicit proxies by telephone or other means but will not receive any additional compensation for such services. In addition, we will also reimburse brokers or other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

ITEM 1.    AMENDMENT  TO  OUR  RESTATED  ARTICLES  OF  INCORPORATION

The Board of Directors has authorized, and recommends for your approval, a proposal for a reverse 1-for-100,000 stock split of our common stock.

The transaction is comprised of a reverse stock split (the "Reverse Split") whereby each 100,000 of shares of our common stock registered in the name of a shareholder at the effective time of the Reverse Split will be converted into one share of our common stock. As permitted under Texas law, shares of our common stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as described below (we refer to the Reverse Split and these cash payments, collectively, as the "Reverse Split"). However, if a registered shareholder holds 100,000 or more shares of our common stock in his or her account at the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out.

The Board will have the discretion to determine if and when to effect the Reverse Split if it is approved by our shareholders and reserves the right to abandon the Reverse Split even if it is approved by our shareholders (see "-Reservation of Rights"). We expect that, if our shareholders approve and the Board elects to implement the Reverse Split, the Reverse Split would be consummated within 20 days of the date of the Annual Meeting. If the Board determines to implement the Reverse Split approved by our shareholders, we will publicly announce in a press release and related current report on Form 8-K that the approved Reverse Split was consummated.

The expected continuing shareholders after the Reverse Split would be Charles W. Janke, our Chief Executive Officer and a director, and J. H. Carpenter, our Chief Operating Officer and a director.

STRUCTURE  OF  THE  REVERSE  SPLIT

If the Reverse Split is approved by our shareholders and is implemented by the Board, the Reverse Split is expected to occur at 12:01 a.m. on the day after the amendment to our Restated Articles of Incorporation is filed with the Secretary of State of the State of Texas (the "Effective Date"). The form of proposed amendment to our Restated Articles of Incorporation necessary to affect the Reverse Split is attached to this proxy statement as Appendix A. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one share of our common stock for each 100,000 of shares of our common stock held in his or her account at that time. If a registered shareholder holds 100,000 or more shares of our common stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split. Any registered shareholder who holds fewer than the 100,000 shares of our common stock in his or her account at the time of the Reverse Split will receive a cash payment instead of fractional shares. This cash payment will be $3.50 per pre-split share. We intend for the Reverse Split to treat shareholders holding our common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees. In addition, if any shareholders other than Messrs. Janke and Carpenter remain, we intend to initiate a subsequent reverse stock split to eliminate such holders at the same $3.50 per initial pre-split share.

In general, the Reverse Split can be illustrated by the following examples, assuming the Reverse Split is implemented by our board:

          HYPOTHETICAL SCENARIO                                                  RESULT
          ---------------------                                                  ------
Mr. Smith is a registered shareholder who holds         Instead of receiving a fractional share of our common stock
29,000 shares of our common stock in his account        immediately after the Reverse Split, Mr. Smith's shares will
prior to the Reverse Split.                             be converted into the right to receive $101,500 in cash
                                                        (29,000 x $3.50 = $101,500).


                                        8

Ms. Jones has two separate record accounts. As of the   Ms. Jones will receive cash payments equal to $3.50 per
Effective Date, she holds 60,000 shares of our          share of our common stock in each of her record accounts
common stock in one account and 45,000 shares of        instead of receiving fractional shares. In this case, Ms.
our common stock in the other. All of her shares are    Jones will receive $367,500 (60,000 x $3.50 = $210,000;
registered in her name only.                            45,000 x $3.50 = $157,500; $210,000 + $157,500 = $367,500).

Mr. Schmidt held 40,000 shares of our common stock.     After the Reverse Split, Mr. Schmidt will continue to hold
Prior to the Effective Date Mr. Schmidt purchases an    1.1 shares of our common stock.  However, we intend to
additional 70,000 shares of our common stock so that    initiate a subsequent reverse stock split to cash-out Mr.
he holds 110,000 shares as of the Effective Date.       Schmidt at a price per pre-split share equivalent to the
                                                        $3.50 per pre-split share in the initial Reverse Split.

Ms. Lee holds 30,000 shares of our common stock in a    We intend for the Reverse Split to treat shareholders
brokerage account as of the Effective Date.             holding our common stock in street name through a
                                                        nominee (such as a bank or broker) in the same manner as
                                                        shareholders whose shares are registered in their names.
                                                        Nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have
                                                        different procedures and shareholders holding our common
                                                        stock in street name should contact their nominees.

RESERVATION  OF  RIGHTS

We reserve the right to abandon the Reverse Split without further action by our shareholders at any time before the filing of the necessary amendment to our Restated Articles of Incorporation with the Secretary of State of the State of Texas, even if the Reverse Split has been authorized by our shareholders at the annual meeting, and by voting in favor of the Reverse Split you are expressly also authorizing us to determine not to proceed with the Reverse Split if we should so decide.

                                SPECIAL FACTORS

PURPOSE  OF  AND  REASONS  FOR  THE  REVERSE  SPLIT

The primary purpose of the Reverse Split is to realize the cost savings that would be achieved by eliminating the expenses related to our disclosure, reporting and compliance requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and our listing requirements on the American Stock Exchange ("AMEX") for our common stock. As a public reporting company, we incur significant expenses, including amounts paid to:

     - our independent accountants to audit our annual financial statements and review our quarterly financial statements;

     -    our  directors  as  fees  for  their  services;

     - our SEC counsel to review and assist us in the preparation of our SEC reports, as well as advising us on securities law and AMEX compliance matters;

     -    AMEX  for  the  annual  listing  fee  for  our  common  stock;

     - our insurance company for director and officer insurance in an amount sufficient to attract and retain qualified directors and executive officers; and

     - our transfer agent and third parties for printing, postage, stock transfer and other administrative expenses to service our public shareholders, most of whom are holders of a relatively small number of our common shares.

Our current costs of complying with the Exchange Act disclosure, reporting and compliance requirements and maintaining the listing of our common stock on AMEX are substantial, representing an estimated annual cost of $300,000. These expenses would be largely eliminated as a private company after the Reverse Split. The annual savings (before any increases discussed below) represents a 12% annual yield on the costs of effecting the Reverse Split.

Furthermore, as a result of recent corporate governance scandals and the legislative and litigation environment resulting from these scandals, the costs of being a public company in general, and the costs of remaining a public company in particular, is expected to increase significantly in the near term. For example, new legislation, such as the recently enacted Sarbanes-Oxley Act of 2002, will have the effect of increasing the burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely increase compliance costs, audit fees, director and officer insurance premiums and compensation for outside directors.

Currently, we have no in-house legal counsel and have generally relied upon outside legal counsel to advise us on legal matters, including securities laws. As a result of the enactment of Sarbanes-Oxley Act, we have incurred a significant increase in our outside legal fees in an effort to comply with this legislation, as well as the significant volume of SEC rulemaking adopted in response thereto. As of June 30, 2003, our legal costs related to SEC reporting and compliance for the first six months of 2003 were $44,000, or about twice as much as compared to the entire year of 2002. We expect the total legal costs for SEC reporting and compliance for the 2003 reporting year to represent between a 125% and 150% increase over our 2002 reporting year costs of approximately $22,000.

Our independent accountants have informed us that we should expect a nominal increase in their fees for 2003 over the $56,000 we paid them in 2002 for audit fees and reviewing SEC reporting documents. However, they also informed us that their fees for a private company would be approximately 50% of those for the same company if it were a public company. Our independent accountants have also informed us that they estimate that their fees will increase by approximately 37% in 2005, the first year they would be required to perform a compliance review of the effectiveness of our internal controls and procedures for financial reporting purposes as required by the Sarbanes-Oxley Act. They have also suggested that we hire a third party to review these internal controls and procedures during 2004 to resolve any issues before the independent accountants' required compliance review report in 2005. They estimated that this would cost us an additional $15,000 to $25,000.

In September 1999, Rampart purchased a three-year Director and Officer insurance policy for approximately $96,600 or $32,200 per year of coverage. In 2002, the renewal of the same policy cost approximately $45,000 and could only be renewed for one year. This represents an approximately 40% increase in cost in 2002.
We have received a notice of non-renewal of our policy and have been told to reapply for coverage. Our agent has informed us that if we are able to obtain coverage, it will be at a significant increase in premium and coinsurance deductible, and that the driving cause of these increases and limitations in coverage is due to corporate governance issues. Because of the length of time before the renewal date, our agent could not quantify the expected increase as he informed us that it was frequently changing.

We have received requests for increased compensation by directors who perceive that their liability is increasing along with increasing responsibilities imposed by the new rules. We cannot quantify the level of compensation necessary to attract and retain qualified independent directors, but expect those costs to increase significantly. In addition, the litigation environment surrounding directors of public companies has made it increasingly difficult for us to attract and retain qualified, independent directors.

We also believe that consummating the Reverse Split will free up management's time currently spent on our SEC reporting and compliance obligations to focus on our core business operations. We have traditionally maintained a lean management team, with a total of six employees at our executive offices. Currently, our management team spends a considerable amount of its time dealing with these SEC reporting and compliance obligations particularly given the new internal and disclosure controls implemented by the company as well as the additional review time by management related to their individual certifications related to each statement contained in our SEC periodic reporting documents. Since implementing several of the requirements mandated by the Sarbanes-Oxley Act, we estimate management collectively spends between 30% and 40% more time, and our staff collectively spends between 10% and 20% more time, on these SEC reporting and compliance obligations. These increases have primarily been absorbed by a reduction of employee time spent on operational matters as opposed to these SEC compliance and reporting matters.

We believe the Reverse Split will permit our management team to focus its attention on long-term value, rather than the short-term earnings focus generally imposed on public reporting companies. Due to the nature of our business, our operating results vary significantly from year-to-year and quarter-to-quarter depending on the timing of our asset dispositions and capital expenditures relating to our real estate and other investments. This has contributed to the volatility of our stock price. As a public company, our management feels pressure to generate certain periodic revenue and income levels in an effort to support our public stock price level even though the decision to sell or otherwise liquidate certain of its asset holdings may not be in the long-term best interest of the company. As a private company after the Reverse Split, this pressure imposed by the investing community to generate short-term earnings will no longer exist, and operating decisions can be made with more of a long-term perspective.

Our public company status has not provided us with the anticipated benefit of better access to the capital markets. We continue to have difficulty financing the expansion and growth of our business. If the Reverse Split is consummated, Messrs. Janke and Carpenter, our controlling shareholders, principal executive directors and two of our directors, have indicated their willingness to provide credit support or personal guarantees to expand our access to capital to support and grow our business. Historically, we have funded certain of our business operations with loans from our controlling shareholders or their affiliates, particularly Mr. Janke. Financial institutions have been unwilling to provide us with expanded credit facilities without the credit support or personal guarantee of one or both of Messrs. Janke and Carpenter. Furthermore, Messrs. Janke and Carpenter have indicated that they are unwilling to continue to provide their financial support at their current levels or provide this credit support or guarantees so long as the minority common stock position remains in the company since this constituency bears none of the risk associated with the funding or support.

In addition, we believe that structuring the Reverse Split to cash out all minority shareholders at a significant premium over our trading price prior to our public announcement of the Reverse Split (and without incurring typical transaction costs, such as brokerage commissions) provides our public minority shareholders the best opportunity to realize the value attributable to their shares. While this amount is less than our book value, due to the volatility in our earnings from our normal business cycles, the lack of analyst coverage or market makers for our common shares and the lack of liquidity or trading volume in our common shares, we believe it will be difficult to achieve parity between our stock price and asset values. In addition, book value does not reflect (1) the significant expenses that would be incurred to market and sell our assets,
(2) the general and administrative expenses necessary to maintain a skeleton staff to facilitate on orderly liquidation of our assets or (3) the risks associated with declining asset values due to increases in interest rates, terrorist activity or depressed market conditions during the period the assets are held for sale. Furthermore, by cashing out all minority shareholders, the Reverse Split does not force our minority shareholders to maintain their investment in a private company with limited means of liquidity, particularly since Messrs. Janke and Carpenter have indicated that they have no present intention to sell or liquidate the company (other than to equalize their investments after the Reverse Split-see, "Additional Information Regarding the Reverse Split-Changes in Management Team and Conduct of the Business After the Reverse Split").

Messrs. Janke's and Carpenter's purpose for pursuing the Reverse Split is their belief that, for the reasons stated above, the Reverse Split provides the best opportunity to enhance the value of the business of the company, and thus, indirectly the value of their shares. In addition, Messrs. Janke's and Carpenter's purpose for supporting the Reverse Split is their concern related to the increased liability exposure of directors, executive officers and controlling shareholders of public companies resulting from the general litigation environment surrounding public companies as well as the mandates of the Sarbanes-Oxley Act and related SEC rulemaking and that would be largely eliminated if Rampart were a private company with only two shareholders.

We and Messrs. Janke and Carpenter are pursuing the Reverse Split at this time because of the significant costs attributable to continuing and maintaining our status as a public company. Due to the current litigation and regulatory environment surrounding public companies, we and Messrs. Janke and Carpenter expect these costs will continue only to rise. In addition, for the reasons stated above, we and Messrs. Janke and Carpenter believe our best opportunity to increase the value of the business for the benefit of the company and our shareholders is as a private company and not a public reporting company.

ALTERNATIVES  CONSIDERED

In making our determination to proceed with the Reverse Split, we considered other alternatives. We rejected these alternatives because we believed the Reverse Split would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Other Forms of "Going Private" Transactions. We considered forms of transactions other than the Reverse Split that would make us eligible to terminate the registration of our common stock under the Exchange Act and its listing on AMEX. For example, we considered an issuer tender offer to repurchase shares of our outstanding common stock. In addition to cost and timing concerns associated with such a structure, the results of an issuer tender offer would be unpredictable due to its voluntary nature. In addition, the controlling shareholders, Messrs. Janke and Carpenter, indicated to our board that they would only support a going private transaction where the minority shareholders were completely cashed out in the transaction. As a result, we rejected this alternative.

We also considered, as a possible alternative to the Reverse Split, a merger of Rampart into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the Reverse Split. We determined that this alternative was more burdensome than a Reverse Split due to constraints imposed by corporate and federal and state securities laws. In addition to these constraints, we did not believe that such an alternative transaction would result in any benefit to shareholders, in terms of consideration to be received, over that to be received in the Reverse Split. For these reasons, we rejected this alternative.

Increase Public Float. From time to time, we have considered issuing additional shares of our common stock to increase our public float. However, given the decline in our stock price and the virtual closure in public equity markets during the past two years for issuers of our size, we were unwilling, even if possible, to dilute our existing shareholders at these price levels. For similar reasons, we did not pursue the private equity markets. As a result, we rejected this alternative.

Selling Rampart. We determined that the sale of the company was not a viable alternative to the Reverse Split. Given the hybrid nature of our business (including short-term funding of real estate projects, acquiring and rehabilitating undervalued financial and real estate assets and selling and operating acquired assets), we believe only a limited number of strategic buyers or financial buyers, if any, would exist for the purchase of our entire company. Furthermore, one of our significant assets consists of a large net operating loss carry forward that would likely be lost or severely restricted in a company sale transaction. Our board also realized that obtaining shareholder approval of the sale of our company would have been highly unlikely given our controlling shareholders' support of the Reverse Split and opposition to any transaction that would adversely effect the net operating loss carry forward.

If more than 50% of our common stock is disposed of in a transaction like a merger or sale, the net operating loss carry forward (approximately $29 million available at December 31, 2002) is essentially unusable under Section 382(a) of the Internal Revenue Code. Thus, maximization of net operating loss carry forward utilization, assuming continued lack of denial of its use by the IRS and assuming adequate future earnings, can only be accomplished through continued operations as a going concern. Since the Reverse Split represents a sale/purchase of only about 22% of our common stock, the net operating loss carry forward limitation provisions of Section 382(a) are not triggered, thereby allowing Rampart to potentially utilize the net operating loss carry forward in full. If we have future earnings and if the IRS does not disallow future utilization, we can shelter those earnings, through utilization of the net operating loss carry forward, up to the amount of net operating loss carry forward available. By eliminating the costs associated with being a public company, Rampart should have more earnings to use against the net operating loss carry forward. Through March 31, 2003, approximately $24 million of net operating loss carry forward had expired unutilized because of Rampart's lack of sufficient earnings. For the reasons described in this proxy statement, we eliminated the other alternatives considered that would have resulted in Rampart remaining a going concern (other forms of going private transactions, increasing public float and maintaining the status quo); therefore, the Reverse Split offers the best opportunity to maximize utilization of the net operating loss carry forward.

Maintaining the Status Quo. We also considered whether maintaining the status quo would be a viable alternative to the Reverse Split. We determined that the costs associated with maintaining our public company status, and the expected increases in these costs in the near term, were no longer justified, particularly in light of our size and resources and the relatively small benefit we believe Rampart and our shareholders have received as a result of us being a publicly company. For these reasons, we rejected this alternative.

Liquidating Rampart. We also considered a possible liquidation of Rampart as an alternative to the Reverse Split. In analyzing this alternative, we realized that the sale of our assets to multiple buyers would lead to the highest sales proceeds but would result in higher sales costs and uncertainty as to the timing as to the completion of the liquidation given the nature of our asset base. On the other hand, we further realized the sale of multiple properties to a single or a few buyers was likely not feasible given our diverse asset pool, and even if possible, would probably result in lower value offers. If we were to liquidate our assets and then distribute the proceeds to shareholders, we could only utilize the portion of the net operating loss carry forward that represents the taxable gain on disposition of our existing assets. Our taxable gain would be significantly less than the $29 million of available net operating loss carry forward and any excess would be lost. We believed that due to the uncertainty of the time necessary to complete an orderly liquidation, as well as the uncertainty as to the ultimate costs involved and the proceeds to be received from a liquidation, our minority shareholders would not likely receive a higher effective value than the cash out price under the Reverse Split. As a result, we rejected this alternative.

BACKGROUND OF THE REVERSE SPLIT

In September 1999, we completed our initial public offering of 400,000 units at a price of $19.00 per unit. Each unit consisted of two shares of common stock and a warrant to purchase an additional share of common stock, with AMEX shares and warrant separating automatically 30 days after the offering and thereafter begin trading separately on the AMEX. The exercise price per share for the public offering warrants was $10.64, but the warrants have since expired without ever being exercised. We also issued to the underwriters of our initial public offering 40,000 warrants to purchase units at an exercise price of $31.35 per unit. The exercise price per share of the warrants to purchase our common stock underlying the underwriters' warrants to purchase units was $13.82. The underwriters' warrants to purchase units expire on September 24, 2004. In addition to liquidity for our common stock, one of the benefits we had hoped to gain by completing our initial public market was better access to the debt and equity capital markets as a means to finance our growth. Unfortunately, this has never materialized due in part to the significant decline in our stock price since the initial public offering and the refusal of traditional financial institutions to provide us with debt financing without the credit support or guarantee of our two principal shareholders, Charles W. Janke, our Chief Executive Officer and director, and J.H. Carpenter, our Chief Operating Officer and director.

In October 1999 after our common stock first traded separately from the unit, the opening price per share for our common stock on AMEX was $8.25 per share. Since that time, our common stock closing price on AMEX has ranged from a high of $8.50 (November 2, 1999) to a low of $0.94 (August 29, 2000). From January 1, 2002 through June 9, 2003 (the date prior to the public announcement of the reverse split) the closing price of our common stock has ranged from a high of $3.60 (May 7, 2002) to a low of $1.10 (April 21, 2003), and from January 1, 2003 through June 9, 2003, the closing price of our common stock has ranged from a high of $1.85 (January 16, 2003) to a low of $1.10 (April 21, 2003).
Historically, our common stock has also had a low trading volume and has not been able to attract any analyst coverage.

Due to the nature of our business, our operating results have varied significantly from year-to-year and quarter-to-quarter depending on the timing of our asset dispositions, capital expenditures relating to our real estate and other investment assets, the timing of our collection activities due to bankruptcies, the court systems' setting of trial dates related to our collection activities, and other factors that delay the receipt of funds. For example, for calendar years 1999 and 2001, we had net income of $1.9 million and $2.5 million, respectively, but for calendar years 2000 and 2002, we suffered net losses of ($1.2) million and ($138,000), respectively. This volatility in our earnings has also contributed to the wide swings in our stock price. Our total market capitalization has also been consistently lower than the reported book value of our assets.

In January 2000, our board authorized a share repurchase plan under Rule 10b-18 of the Exchange Act to purchase up to $2.0 million worth of our outstanding common stock. The stock repurchase plan was adopted to provide some liquidity support for our common shares at a price that we then believed was attractive. During the first quarter of 2000, we purchased an aggregate of 144,587 common shares at an aggregate cost of approximately $378,500, or $2.62 per share. While the trading volume increased during our active involvement in the repurchase plan in the first quarter of 2000, since that time and after we suspended our buying activity because we were advised by our counsel that continued significant purchases may affect our AMEX listing eligibility and due to other corporate needs, the trading volume of our common stock returned to its pre-January 2000 levels and the price of our stock continued its decline.

Beginning in the second half of 2000, we also investigated possible candidates for a reverse acquisition of Rampart that could derive value from our public company platform. While we entered into discussions with certain parties, nothing ever materialized.

As a result of the foregoing matters, in June 2002 at our annual board meeting, the Board of Directors authorized Mr. Janke to consult with and, if necessary, hire, third party consultants for their recommendations on alternative transactions in an effort to maximize shareholder value. From July 2002 through December 2002, Mr. Janke met separately with several individuals and institutions, including persons within the legal and investment banking community with whom he, other board members or their respective friends had a past business or personal relationship. The main focus of these meetings was to receive ideas and suggestions regarding possible transactions the company could initiate in an effort to increase the stock price or otherwise maximize shareholder value, as well as an overview of the legal steps and procedures necessary to consummate the alternative transactions. In the end, Mr. Janke did not hire any of the persons with whom he met, but believed he obtained valuable information for the company to assess and evaluate. Mr. Janke concluded that Rampart, together with our existing outside professionals, possessed sufficient expertise and experience to assess and evaluate the possible alternative transactions without the assistance of additional outside professionals and consultants. The alternative transactions discussed with these persons included: (1) growth of our existing business by raising public or private capital and thereby also increasing the outstanding public float of our common stock, (2) sale of the company, (3) liquidation of the company and (4) taking the company private and terminating the registration of our common stock under the Exchange Act and removing its listing on AMEX. For a more complete discussion of the company's consideration of these alternatives. See "Alternatives Considered" (page 11).

From late 2002 through the spring of 2003, our management, including Messrs. Janke and Carpenter, further researched and investigated the steps necessary to consummate a liquidation or a going private transaction. Given the uncertainty and timing associated with an orderly liquidation of the our assets and the loss of a significant amount of our net operating loss carry forward, management started to focus more on the going private transaction. Based in part on discussions with its advisors, management believed that the reverse split alternative was the most effective means to take the company private given our size and resources, the concentrated ownership of our common stock, the desire to cash out all public minority stockholders instead of requiring some shareholders to maintain their equity ownership in a private illiquid enterprise and the uncertainty and timing issues associated with an issuer or management tender offer. However, given management's conflict of interest in any going private transaction and in an effort to ensure that any such transaction would be fair to our minority shareholders, management realized that certain procedural safeguards would need to be implemented.

At a March 20, 2003 special meeting of our Board of Directors, Mr. Carpenter reported on and presented a written summary of management's evaluation of the various alternative transactions considered by the company during the prior months and management's recommendation to take the company private and cash-out our minority shareholders. Due to the conflicts involved in such a transaction and for the protection of our minority public common shareholders, he also indicated that the board should establish a special committee of independent directors to approve or disapprove any such transaction, including the negotiation of the amount of the cash payment to our minority shareholders. Mr. Carpenter also indicated that, in his view, it was more equitable to our minority shareholders to cash them all out rather than force certain minority shareholders to maintain their stock interests in a private company with limited liquidity for their investment. Further, Messrs. Janke and Carpenter will likely have to provide personal credit support to finance parts of company's operations and its growth, which they are less likely to provide if other minority shareholders remain in the company.

While the board generally was in agreement with management's decision to pursue the going private transaction, the board determined to defer its decision until after its review of the requested report and a further deliberation and discussion of such report at a subsequent board meeting. However, the board did agree to establish the special committee at the meeting so that the committee could begin the process of interviewing separate legal counsel and financial advisors. Accordingly, the special committee was established, and William F. Mosley and Michael V. Ronca, two of our outside directors, were appointed the members of the special committee after confirming that neither Mr. Mosley nor Mr. Ronca had any significant past or current relationship with either Mr. Janke or Mr. Carpenter. The Board of Directors delegated to the special committee the exclusive power and authority to (1) review, evaluate and negotiate the terms and provisions, and determine the advisability of the reverse stock split with respect to the interests of our minority shareholders, (2) determine, in its sole discretion, whether the reverse stock split is fair to, and in the best interests of, our minority shareholders, (3) approve or disapprove (in its sole discretion), on behalf of Rampart and the full Board of Directors, the reverse stock split and the form, terms and provisions thereof, subject to the approval of the full Board of Directors, (4) make a recommendation to the full Board of Directors to approve or disapprove the reverse stock split and (5) if the special committee and the full Board of Directors approve the reverse stock split, take any other action necessary or advisable to consummate the reverse stock split.

During the next two to three weeks, the special committee interviewed various law firms and financial advisors to engage in connection with their duties. The special committee then engaged legal counsel, Akin Gump Strauss Hauer & Feld LLP, because of its expertise in corporate and securities law matters and since the firm had not previously represented Rampart or Messrs. Janke and Carpenter. In late April 2003, the special committee then formally engaged Wm. H. Murphy & Co., Inc. to serve as its financial advisor for the reverse stock split transaction. During this same period, Mr. Carpenter completed and circulated to the board members the written directive outlining the alternatives considered and management's findings and recommendations relating to each alternative.

On April 29, 2003, the Board of Directors held a special meeting to consider and discuss the alternative transactions. At the meeting, Mr. Carpenter again outlined and discussed the various alternatives and management's recommendation that the company pursue the going private transaction by reverse stock split and cashing out our minority shareholders, subject to the approval by, and negotiation with, the special committee. In addition, Mr. Carpenter and Mr. Janke formally proposed a cash payment to the minority common shareholders of $2.50 per pre-split common share and discussed the source of funds for the buyout. They indicated the funds would be provided from our available cash and an expanded company credit facility that Messrs. Janke and Carpenter would likely be required to personally guarantee. Messrs. Janke and Carpenter were then excused from the meeting after answering questions, and after full discussion and deliberation, the remaining directors unanimously approved a resolution to pursue the going private transaction by reverse stock split, subject to the approval by the special committee, and if approved and recommended by the special committee to the full board, the subsequent approval by the full board.

During the next few weeks, the special committee met with its counsel and financial advisors several times to discuss the reverse stock split and the cash price to the minority common shareholders. In addition, management provided information to, and met with, the financial advisor regarding certain historical business and financial information necessary for the advisor's analysis. On June 5, 2003, the special committee met with the financial advisor to discuss its preliminary report, methodology and preliminary opinion as to fairness, from a financial point of view, of the reverse split and related cash price to our minority shareholders. As a result of these discussions, Messrs. Ronca and Mosley contacted Messrs. Carpenter and Janke to negotiate the cash price based in part on the range of per share values determined under Murphy's net book value and net asset value analyses. Each of these analyses, at least in part, gave effect to the utilization of our net operating loss carry forward resulting in higher per share values. These higher values were then used by the special committee as part of its support for a higher cash out price to the minority shareholders. Later that same day, the parties ultimately agreed to a price of $3.25 per pre-split common share.

On June 9, 2003, the special committee met with its counsel and financial advisor. At the meeting, the financial advisor gave its final report and opinion relating to the reverse stock split transaction and answered questions presented by the members of the special committee. At the conclusion of the meeting, the special committee approved the reverse stock split transaction and the $3.25 cash price to our minority shareholders and directed that it be recommended to the full board for approval. On the same date, the full Board of Directors met to discuss the reverse stock split transaction and the special committee's recommendation. The special committee's financial advisor was also present at the full board meeting to discuss its analyses and any matters requested by the other board members. After answering questions from the other board members, Messrs. Janke and Carpenter were excused from the meeting for further discussions by the remaining board members. Legal counsel to the company then reviewed the principal aspects of the reverse stock split transaction, including the range of splits to be approved, the cash price to our minority shareholders, the termination of the registration of our common stock under the Exchange Act and from listing on AMEX, and discussed the heightened fiduciary duties of the board in corporate transactions involving management. After full discussion, the remaining board members (with Messrs. Janke and Carpenter abstaining) unanimously approved the reverse stock split and related transactions.

On July 1, 2003, through our wholly owned entity, SourceOne Capital Group, L.L.C., we foreclosed on approximately 96 acres of unimproved real estate located in Galveston, Texas. This Galveston property secured two promissory notes issued by the borrower in favor of SourceOne Capital Group. Although the foreclosure was well publicized and properly noticed, SourceOne Capital Group was the only bidder at the foreclosure sale in which it made a credit bid in the amount of approximately $4.1 million, representing the outstanding principal balance and accrued and unpaid interest, delinquent ad valorem property taxes, and legal and foreclosure costs and expenses.

On July 15, 2003, Mr. Carpenter, as a reverse split sponsor and member of our management, by letter informed the special committee of the Galveston foreclosure, together with related information for their consideration. Due to the timing and the significance of the Galveston foreclosure, the special committee subsequently informed our full Board of Directors and management that it desired to evaluate the effects, if any, of the Galveston foreclosure on the terms of the previously recommended and approved reverse split.

The Company's most recent appraisals related to the Galveston property reflected an aggregate value of approximately $10.5 million, consisting of approximately $3.4 million for 15.8 acres from a September 2002 appraisal and $7.1 million for
80.4 acres from a January 2003 appraisal. However, the Galveston County Appraisal District has an assessed value for the full 96 acres at approximately $1.9 million. In addition, while the appraisal involving the 15.8 acres was based upon a December 2000 sale of contiguous comparable acreage, no direct comparable sales were available for the 80.4 acreage, and furthermore, the appraisal of the 80.4 acreage did not reflect certain negative factors ascertained by the Company during the foreclosure process, including the effects of beach erosion, wetland and certain permitting restrictions, and potential litigation exposure. The litigation exposure relates to threats of legal action communicated by the borrower and his counsel to the Company subsequent to the foreclosure sale; however, the borrower did not specify the grounds upon which any such legal action would be based

In early August as a result of these discrepancies and the additional information pertinent to the 80.4 acres, the Company, after consulting with the special committee, sought a new appraisal for the 80.4 acreage from the same appraisal firm that conducted the January appraisal due to their familiarity with the subject property.

During the middle of August, the special committee and its legal counsel set up and attended meetings with our outside litigation and finance counsel to assess the potential litigation exposure associated with the Galveston property.

In late August, Mr. Carpenter, as a reverse split sponsor and a member of our management, provided the updated appraisal to the special committee, together with a letter setting forth further proposed reductions to the combined appraisal based upon items not considered by the appraisal firm as to the combined 96 acres, including marketing and selling costs and amounts relating to the potential litigation exposure, as well as items considered in the appraisal of the 80.4 acres but not the 15.8 acres, such as two years of carrying costs associated with obtaining the permits necessary to market and sell the property. Based on this appraisal, as adjusted for the foregoing factors, it was recommended in the letter that no adjustment be made to the $3.25 per pre-split share price to be paid to our minority shareholders in the reverse split as previously approved by the special committee and our full Board of Directors.

During late August and early September, the special committee met on several occasions with its legal counsel and financial advisor to assess the results of the appraisal and the proposed adjustments to such appraisal offered by Messrs. Janke and Carpenter as the reverse split sponsors. This culminated in a joint meeting held on September 4, 2003 among the special committee and Messrs. Janke and Carpenter as the reverse split sponsors. At the meeting Messrs. Janke and Carpenter reiterated their position that no adjustment in the $3.25 per pre-split share cash-out price was warranted as a result of the foreclosure due to the lack of any third party bidders at the foreclosure sale, particularly given the publicity relating to the Galveston property leading up to the foreclosure sale, as well as negative adjustments to the appraisal they believed were warranted for carrying costs, marketing and selling costs, and amounts attributable to potential litigation exposure relating to the property. In addition, while unrelated to the appraisal, they stated that there may likely be future write-downs in their Newport Golf and Conference Center Property based upon further deterioration of the golf course market in the greater Houston area and for which they are seeking no adjustment to the reverse split cash-out price.

On the other hand, the special committee continued to believe that an increase in the $3.25 per pre-split cash-out price was warranted. While they essentially agreed with the transaction sponsors' adjustments for (1) carry costs ($530,000 on the 15.8 acres, assuming a two-year permitting period based on a 3% appreciation factor per year and a 12% per annum discount factor, which was consistent with the carrying costs on the 80.4 acres set forth in the updated appraisal) and (2) marketing and selling costs of 10% of the gross sales price, it disagreed with the 25 % discount attributable to litigation exposure proposed by Messrs. Janke and Carpenter. The special committee believed a litigation adjustment in the range of 15% to 20% was more appropriate. Assuming this adjustment for the litigation exposure, the parties agreed on an appraisal, as adjusted, in the amount of approximately $4,719,000, or approximately $0.2218 per outstanding share based on the $644,373 difference between the adjusted appraised value of the Galveston property and our credit bid at the foreclosure sale. After further negotiations, Messrs. Janke and Carpenter and the special committee agreed on an increase in the minority shareholder cash-out price from $3.25 per pre-split share to $3.50 per pre-split share, subject to a determination by the financial advisor retained by the special committee that such price is fair from a financial point of view to our minority shareholders after considering the recent Galveston foreclosure.

On September 11, 2003, the special committee telephonically met with its legal counsel. Earlier that day, the financial advisor delivered its written supplemental fairness opinion confirming the fairness of the revised $3.50 cash price to our minority shareholders. At the telephonic meeting, the special committee approved the terms of the revised reverse split based on the new $3.50 cash price and the elimination of the range of stock splits initially proposed for a single 1-for-100,000 reverse stock split and directed that it be recommended to the full board for approval. On the same date, the full Board of Directors telephonically met to discuss the revised reverse stock split transaction and the special committee's recommendation. After answering questions from the other board members, Messrs. Janke and Carpenter were excused from the telephonic meeting for full discussion by the remaining board members. Legal counsel to the Company reviewed the principal aspects of the revised reverse stock split transaction, including the increased $3.50 price and the elimination of the range of stock splits for a single 1-for-100,000 reverse stock split, and reminded them of the heightened fiduciary duties of the board in corporate transactions involving management. After full discussion, the remaining board members (with Messrs. Janke and Carpenter abstaining) unanimously approved the revised reverse stock split and related transactions.

EFFECTS OF THE REVERSE SPLIT

The Reverse Split will have various effects on Rampart, as described below.

Rampart

Reduction  in the Number of Shareholders of Record and the Number of Outstanding
--------------------------------------------------------------------------------
Shares.  Based  on information as of August 4, 2003, we believe that the Reverse
------
Split will reduce our number of record shareholders from approximately 27 to two. We estimate that approximately 645,143 shares held by approximately 297 beneficial holders will be exchanged for cash in lieu of fractional shares in the Reverse Split. The number of outstanding shares of common stock will decrease from approximately 2,905,143 to approximately 22.6. Accordingly, the liquidity of shares of our common stock will be substantially less as a result of the Reverse Split than it is currently.

Transfer  of  Book  Value.  Because (1) the price to be paid to holders of fewer
-------------------------
than 100,000 shares of our common stock will be $3.50 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reverse Split is estimated to be approximately 645,143, (3) the total cost to Rampart (including expenses) of effecting the Reverse Split is expected to be approximately $2,508,000, and (4) at June 30, 2003 aggregate shareholders' equity in Rampart was approximately $11,278,000, or $3.88 per share, we expect that, as a result of the Reverse Split, the book value per share of our common stock as of June 30, 2003 will be changed from approximately $3.88 per share on a historical basis to approximately $4.06 (pre-split), or $406,287.61 (post-split) per share on a pro forma basis.

Decrease  in  Stated  Capital.  As  a  result  of  the Reverse Split, our stated
-----------------------------
capital will be reduced as of June 30, 2003 from approximately $30,500 on a historical basis to $1,448.80 on a pro forma basis.

Elimination  of  Exchange  Act  Registration.  Our  common  stock  is  currently
--------------------------------------------
registered  under  the  Exchange  Act. After the Reverse Split, our common stock will not be registered under the Exchange Act, nor will we be subject to any reporting requirements under the Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Exchange Act registration, which we estimate to be approximately $300,000 on an annual basis. See "- Purpose of and Reasons for the Reverse Split" for a discussion of the nature of the information we will no longer be required to provide. However, our shares will no longer be freely tradable and any subsequent sale must be made pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption therefrom. This will materially and adversely affect the liquidity of the shares remaining outstanding.

Effect on Market  for Shares.  Our common stock is currently listed on the AMEX.
----------------------------
After the Reverse Split, our common stock will not be listed on the AMEX. The lack of listing on the AMEX, together with the reduction in public information concerning Rampart as a result of our not being required to file reports under the Exchange Act, will adversely affect the liquidity of our common stock.

Financial  Effects  of  the  Reverse  Split.  We  estimate  that  approximately
-------------------------------------------
$2,258,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the Reverse Split. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $250,000. We do not expect that the payment to shareholders receiving cash in the Reverse Split and the payment of expenses will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under "Additional Information Regarding the Reverse Split-Sources of Funds and Expenses" for a description of the sources of funds for the Reverse Split and the fees and expenses we expect to incur in connection with the transaction.

Rampart  Affiliates

The Reverse Split will have various effects on our executive officers and directors, each of whom may, as a result of his position or beneficial ownership of 10% or more of our outstanding common stock, be deemed to be an affiliate of Rampart.

Consolidation  of  Management  Ownership.  As  a result of the Reverse Split, we
----------------------------------------
expect that the percentage of beneficial ownership of our common stock held by our executive officers and directors as a group will increase from approximately 79.4% before the reverse stock split to 100%. Instead of being held by five directors and executive officers, however, these shares will be held by only two directors and executive officers after the Reverse Split.

No  Further  Reporting  Obligations  Under  the  Exchange Act. After the Reverse
-------------------------------------------------------------
Split, our common stock will not be registered under the Exchange Act. As a result, the executive officers, directors and other affiliates of Rampart will no longer be subject to the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of
Section  16.

Rule  144  Not Available.  Because our common stock will not be registered under
------------------------
the Exchange Act after the Reverse Split, executive officers and directors of Rampart will be deprived of the ability to dispose of their shares of our common stock under Rule 144 under the Securities Act of 1933.

Rampart  Shareholders

Registered  Shareholders  with Fewer than 100,000 Shares of Common Stock.  If we
------------------------------------------------------------------------
complete the Reverse Split and you hold fewer than 100,000 shares of our common stock immediately prior to the Reverse Split:

     - You will not receive a fractional share of stock as a result of the Reverse Split in respect of your shares being cashed out.

     - Instead of receiving a fractional share, you will receive a cash payment with respect to your affected shares equal to $3.50 per pre-split share.

     - After the Reverse Split, you will have no further interest in Rampart with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Rampart's assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares and you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date of the Reverse Split and the date you receive your payment for the cashed-out shares.

     - You will not have to pay any service charges or brokerage commissions in connection with the Reverse Split.

     - As soon as practicable after the time we effect the Reverse Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

          o    If  you  hold  book-entry  shares:

               - Some of Rampart's registered shareholders hold their shares in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

               - If you are a cashed-out shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the effective date of the Reverse Split. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

          o    If  you  hold  certificated  shares:

               - If you are a cashed-out shareholder with a stock certificate representing your cashed-out shares, you will receive a letter of transmittal as soon as practicable after the Effective Date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Rampart for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to Rampart together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

     - All amounts owed to you will be subject to applicable federal income tax withholding and state abandoned property laws.

     - You will not receive any interest on cash payments owed to you as a result of the Reverse Split.

Registered Shareholders with 100,000 or More Shares of Our Common Stock.  If you
-----------------------------------------------------------------------
are a registered shareholder with 100,000 or more shares of our common stock as of 12:01 a.m. on the effective date of the Reverse Split, we will reclassify your shares into 1/100,000th of the number of shares you held immediately prior to the Reverse Split. However, if shareholders other than Messrs. Janke and Carpenter hold 100,000 or more shares of our common stock, we intend to initiate another reverse stock split transaction following the deregistration and delisting of our common stock at a price per pre-split share equivalent to the $3.50 per pre-split share in the initial Reverse Split.

Street  Name Holders of Our Common Stock.  Rampart intends for the Reverse Split
----------------------------------------
to treat shareholders holding our common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse
Split for their beneficial holders. However, nominees may have different procedures and shareholders holding our common stock in street name should contact their nominees.

Holders  of Stock Options.  As a result of the Reverse Split, the exercise price
-------------------------
of each outstanding option will automatically increase by a factor equal to 100,000 and the number of underlying shares will decrease by the same factor. We will permit options to cover underlying fractional shares of common stock, but will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the option holder cash for any fractional shares in an amount equal to the amount by which $3.50 exceeds the current exercise price of the option, multiplied by the number of underlying pre-split shares, represented by the option. The only options we have outstanding are grants for 1,000 underlying shares of our common stock each to two existing non-executive officer directors. These two directors will cease to be directors upon the termination of the registration and listing of our common stock. The options will expire 90 days after the directors cease to be members of our board. Because the number of shares underlying each of these options is less than 100,000 and the current exercise price of the options is greater than $3.50, these options will likely expire without being exercised and the holders will receive no consideration in respect of the options.

Holders  of  Underwriters'  Warrants.  We currently have outstanding warrants to
------------------------------------
purchase 40,000 units (each unit consisting of two shares of our common stock and a warrant to purchase one share of our common stock) that were issued to the underwriters in our initial public offering. As a result of the Reverse Split, the exercise price of the unit warrants (initially $31.35) will increase by a factor equal to 100,000 and the underlying number of units will decrease by the same factor. Additionally, the exercise price of the common stock warrants underlying the unit warrants (initially $13.82) will increase by a factor equal to 100,000 and the number of shares underlying such warrant will decrease by the same factor. The warrants to purchase units expire on September 24, 2004. In the aggregate, the holders of the warrants will be entitled to exercise them for
0.4 units following the Reverse Split, however, no fraction of a unit can be issued upon exercise of the warrants. Instead, Rampart must pay a cash adjustment in respect of the fraction of a unit in an amount equal to the highest market price per unit on the day of exercise, as determined by Rampart. Immediately following the Reverse Split, the aggregate exercise price of the warrants would be $1,254,000 for an aggregate of 0.8 shares of our common stock (worth an aggregate of $280,000 based on $3.50 per pre split share) and warrants to purchase an aggregate of 0.4 shares of our common stock (worth an aggregate of $140,000 based on $3.50 per pre split share) with an aggregate exercise price of $552,800. Unless the value of a share of our common stock exceeds $15.057 per share on a pre-split basis, or $1,505,700 on a post-split basis, the aggregate exercise price of the unit warrants will exceed the aggregate cash adjustment that must be paid by Rampart. Considering the high common share value required to make exercise of the warrants profitable to the holders, the warrants will likely expire without being exercised.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE SPLIT

On September 11, 2003, the special committee determined that the Reverse Split, including the cash payments to our minority shareholders in the amount of $3.50 per pre-split share, is fair to our minority shareholders, and recommended that our Board of Directors approve the Reverse Split.

At a special meeting held on September 11, 2003, at which all of our directors were present, our Board of Directors considered the recommendation of the special committee and (with Messrs. Janke and Carpenter abstaining due to their conflicting interests) unanimously concluded that the terms and provisions of the Reverse Split are fair to and in the best interests of Rampart and our shareholders, approved the Reverse Split and declared its advisability, and recommended that the shareholders approve and adopt the Reverse Split.

Special  Committee

The special committee unanimously approved the Reverse Split, believes that the Reverse Split is fair to our minority shareholders and unanimously recommended approval and adoption of the Reverse Split by our full Board of Directors. In reaching these conclusions, the special committee adopted the analysis and conclusions underlying the Murphy fairness opinion and supplement thereto, analyzed in detail the Galveston foreclosure and related appraisals and other factors described in "Background of the Reverse Split" above with Rampart's counsel and the Special Committee's counsel and financial advisor and considered the following procedural aspects of the Reverse Split approval process that afforded the special committee a meaningful opportunity to participate in and influence the outcome of that process:

     - The composition of the membership of the special committee and its empowerment to retain legal counsel and investment bankers selected by it; and

     - The ability of the special committee to approve or disapprove of the Reverse Split and fully negotiate the terms of the Reverse Split on behalf of our minority shareholders.

Additionally, the special committee considered the following favorable substantive factors in reaching its conclusion that the Reverse Split is fair to our minority shareholders:

     - The special committee's negotiations with Messrs. Janke and Carpenter, which resulted in an increase in the cash payment in lieu of fractional shares from $2.50 to $3.25 and then finally to $3.50 per pre-split share;

     - While the $3.50 cash-out price per share of our common stock is less than the $3.88 net book value per share of our common stock at June 30, 2003 and the $3.63 net asset value per share of our common stock at March 31, 2003, this price represents a substantial premium over our recent common stock price prior to the public announcement of the Reverse Split proposal on June 10, 2003, and the special committee believes that this price represents a value per share within the range of Rampart's net realizable value pre share after taking into account overhead, selling and marketing costs that would be incurred in an orderly liquidation of our assets. In addition, due to the volatility of our earnings stream from our business cycles, the lack of market makers, and the lack of analyst coverage and liquidity for our shares, the special committee believes that it will be difficult for Rampart to achieve parity between its stock price and asset values as a public company;

     - The written opinion and supplement of Murphy that, as of September 11, 2003, the Reverse Split and cash payment of $3.50 per pre-split share was fair to our minority shareholders from a financial point of view; and

     - The special committee's belief that the Reverse Split would likely result in the highest value to the minority shareholders as compared to the other alternatives considered. See "-Alternatives Considered."

Finally, the special committee considered the following adverse substantive aspects of the proposed transaction in reaching its fairness conclusions:

     - Since Messrs. Janke and Carpenter desired to retain their equity interest in Rampart and declined to offer Rampart for sale as an entirety to a third party, our minority shareholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party; and

     - Our minority shareholders will have no ongoing equity participation in the company following the Reverse Split.

In view of the variety of factors considered by the special committee, the special committee did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In addition, each member of the special committee may have given different weights to the various factors.

Board  of  Directors

The Board of Directors (with Messrs. Janke and Carpenter abstaining due to conflicting interests) unanimously approved the Reverse Split, believes that the Reverse Split, including the cash payment to our minority shareholders in the amount of $3.50 per pre-split share, is fair to and in the best interests of the company and our shareholders and unanimously (with Messrs. Janke and Carpenter abstaining due to conflicting interests) recommends approval of the Reverse Split by our shareholders at the annual meeting. In reaching its fairness determination, the Board adopted the analysis and conclusions underlying the Murphy fairness opinion and supplement and the analysis and conclusions of the special committee. Additionally, the Board considered the following substantive factors in deciding to recommend that shareholders vote "FOR" the adoption and approval of the Reverse Split at the annual meeting:

     -    The  recommendation  of  the  special  committee;

     - The fact that the Reverse Split, including the cash payment to our minority shareholders in the amount of $3.50 per pre-split share, was the result of arm's-length negotiations between the special committee and its independent legal and financial advisors, on the one hand, and Messrs. Janke and Carpenter, on the other hand;

     - Our board's belief that the Reverse Split is the superior transaction alternative to both Rampart and our shareholders as described under "-Purposes of and Reasons for the Reverse Split" and "-Alternatives Considered";

     - The opportunity for all of our minority shareholders to liquidate their common stock at a substantial premium over our recent common stock price prior to the public announcement of the Reverse Split, without incurring any costs, rather than requiring some of our minority shareholders to retain their stock interests in a private company with limited liquidity, while at the same time recognizing that the cash-out price is less than the net book value and net asset value per share, but for the same reasons referred to by the special committee, the Board believes this disparity is justified; and

     - The opinion of Murphy that the Reverse Split and the cash payment was fair to our minority shareholders from a financial point of view and Murphy's related analysis.

In view of the factors considered by our Board of Directors in connection with the evaluation of the Reverse Split and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. Our Board of Directors also received an extensive presentation from, and relied on the experience and expertise of, Murphy with respect to the quantitative analysis of the financial terms of the Reverse Split to our minority shareholders. Our Board of Directors conducted a discussion of, among other things, the factors described above, including asking questions of our management and regularly retained legal advisors, and reached the conclusion that the Reverse Split was advisable and in the best interests of Rampart and our minority shareholders. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors believes that the Reverse Split is procedurally fair because, among other things:

     - the special committee consisted entirely of non-management, non-affiliated independent directors appointed by our Board of Directors to represent solely the interests of our minority shareholders;

     - the special committee retained and was advised by its own independent financial advisor, Murphy, to assist it in evaluating the Reverse
          Split  and  provide  it  with  financial  advice;

     - the special committee retained and was advised by its own independent legal counsel, Akin Gump Strauss Hauer & Feld LLP;

     - the special committee engaged in extensive negotiations and deliberations in evaluating the Reverse Split, including increasing the cash payment to our minority shareholders from $2.50 to $3.25 and finally to $3.50 per pre-split share; and

     - even though the special committee consisted of directors of the company and was therefore not completely unaffiliated with us, committees of independent directors are a commonly used mechanism that are recognized under applicable law to ensure fairness in transactions of this type.

In view of the foregoing, the Board of Directors believes that sufficient procedural safeguards exist to ensure fairness of the Reverse Split and to permit the special committee to effectively represent the interests of our minority shareholders, and therefore, additional unaffiliated representatives to act on behalf of such shareholders are not necessary.

In reaching its conclusions, our board considered the negative substantive factors considered by the special committee and set forth above as well as the following negative procedural and substantive factors:

     - The Reverse Split is expected to be a taxable transaction for our minority shareholders; and

     - The approval of a majority of our minority shareholders is not required to approve the Reverse Split.

We made no provisions to grant our minority shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. However, subject to specified conditions, Texas law allows our shareholders to review our relevant books and records of account. Further, as stated above, the special committee, acting on behalf of the minority shareholders, retained separate counsel and financial advisor.

Because within the past two years none of Rampart, Mr. Janke or Mr. Carpenter have purchased any of our common stock or received any firm offers from any unaffiliated person involving the merger or consolidation of Rampart, the sale of all or substantially all of our assets or the purchase of our securities that would allow such holder to exert control over us, those factors were not considered by the Board of Directors in determining the fairness of the Reverse Split to our minority shareholders.

Janke  and  Carpenter

Although Messrs. Janke and Carpenter abstained from voting on the Reverse Split, each of Messrs. Janke and Carpenter has adopted the analysis and conclusions of Murphy underlying its fairness opinion and supplement, the analysis and conclusions of the special committee and the analysis and conclusions of our Board of Directors, and believes the Reverse Split is fair to our minority shareholders based upon the same considerations considered by our Board of Directors.

OPINION  OF  FINANCIAL  ADVISOR

Wm. H. Murphy & Co., Inc. has acted as the financial advisor to the special committee with respect to rendering an opinion as to the fairness of the Reverse Split to the minority shareholders of Rampart from a financial point of view. Murphy is an independent investment banking firm with offices in Houston, Texas and a registered broker-dealer whose business includes rendering advisory services in connection with mergers and acquisitions and corporate financings, including rendering fairness opinions in connection therewith, and advising clients with respect to equity and fixed income investments.

The special committee interviewed three firms as candidates to advise the committee and, if warranted, render a fairness opinion in connection with the Reverse Split. Two of the firms were recommended by Rampart's management, and Murphy was recommended by Mr. Ronca, as suitable potential advisors. Mr. Ronca has previously been associated with Murphy on an informal basis in connection with examining (as principal or intermediary) various investment opportunities, and recently he acted as a consultant to Murphy in connection with a financial advisory engagement of Murphy's in a matter unrelated to the Reverse Split. Mr. Ronca is not employed by Murphy and does not have any contractual relationship with Murphy; however, it is possible that Mr. Ronca may be involved with Murphy on an ad hoc basis in the future in other Murphy engagements or investment opportunities. Because of this relationship, Mr. Ronca abstained from the selection of the financial advisor, which was made by Mr. Mosley for the special committee. Mr. Ronca and Mr. Mosley together conducted in-depth interviews with each of the prospective candidates. Murphy was selected from among the three candidates interviewed on the basis of its experience in rendering fairness opinions in smaller transactions such as the Reverse Split, its relatively lower cost structure compared to the other candidates and its expertise with real estate investments in the Houston metropolitan area. Other than as described above, there has been no relationship during the past two years between any of Rampart, its affiliates, directors or executive officers, on the one hand, and Murphy or any of its affiliates or representatives, on the other.

Murphy received a fee paid by Rampart in the amount of $45,000 plus reimbursement of expenses in connection with the fairness opinion. There are no other current arrangements to compensate Murphy, its affiliates or unaffiliated representatives for any services rendered to Rampart, its affiliates, directors or executive officers.

No limitations were imposed by the special committee, our Board of Directors or Rampart upon Murphy in rendering its opinion as of June 9, 2003.

Murphy delivered its oral opinion to the special committee on June 9, 2003 as to the fairness of the Reverse Split to the minority shareholders of Rampart. Murphy's opinion is that, as of June 9, 2003 and based upon and subject to the factors and assumptions set forth therein, the Reverse Split is fair, from a financial point of view, to the minority shareholders of Rampart. Such oral opinion was followed by delivery of the written fairness opinion.

Murphy's opinion, which sets forth the assumptions made, matters considered and scope of limitations of the review undertaken and the procedures followed by Murphy, is attached hereto as Appendix B and is incorporated herein by reference. Rampart shareholders are urged to read this opinion carefully and in its entirety for the assumptions made, matters considered and limits of the review by Murphy. The summary of the opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Murphy's opinion is directed only to the fairness, from a financial point of view, of the Reverse Split to the minority holders of our common stock, and it did not address the determination of the original $3.25 per share valuation or the revised $3.50 per share valuation established by the special committee and the controlling shareholders, or any other aspect of the fairness of the Reverse Split or the underlying business decision of our Board of Directors to effect the Reverse Split or constitute a recommendation to any Rampart shareholder as to any matter. Murphy has not been asked to consider, and Murphy's opinion does not address, the relative merits of the Reverse Split as compared to any alternative business strategy that may exist for Rampart. Murphy expressed no opinion, nor should one be implied, as to the current fair market value of our common stock.

The special committee requested that Murphy make an oral presentation to the special committee with respect to the fairness of the Reverse Split, from a financial point of view, to the minority shareholders of Rampart. The presentation was given on June 9, 2003, following which Murphy made such presentation to our full Board of Directors, except the controlling shareholders, who excused themselves from the meeting for Murphy's presentation and ensuing discussion.

In the presentation, Murphy explained that its opinion was limited to an examination of the fairness of the Reverse Split from a financial point of view to our minority shareholders and that its opinion was not an appraisal or valuation of Rampart or our common stock.

Murphy's presentation included an overview of Rampart and our current prospects and characteristics, which had previously been identified to Murphy by our management. In its presentation, Murphy noted to the special committee the following information:

     - Rampart is a micro-cap stock with no institutional ownership and no analyst coverage.

     - Liquidity will continue to be an issue in attracting investors since the controlling shareholders control 78% of the outstanding common shares. Rampart has only about 2.9 million shares outstanding and trades an average of only about 1,400 shares per day.

     - Rampart is a difficult company to understand and value, as it is neither a financial services company nor a real estate investment company.

     - Rampart's reported book value and net asset value substantially exceed its equity capitalization.

     - Rampart's financial performance is highly unpredictable due to the nature of its business model, whereby the majority of booked revenue and profit occur only when properties or other assets are sold. This approach also precludes Rampart from deducting depreciation on assets held for sale, which limits the realization of one of the traditional benefits associated with real estate investing.

     - Rampart cannot use its stock as currency for acquisitions without significantly diluting the shareholders.

     - The capital markets have not been accessible to Rampart for debt or equity offerings.

     - The cost of remaining a public company is significant in both time and money. Rampart spent approximately $338,000 in 2002 in connection with the preparation of its SEC filings and in complying with other requirements associated with being a public company. Rampart forecasts these expenses rising in 2003 due to increases in directors' and officers' insurance and the need to comply with the recently enacted Sarbanes-Oxley Act.

Murphy also noted to the special committee that since our initial public offering in 1999 at a price of about $8.00 per share, our common stock price had declined precipitously. Murphy reviewed for the special committee results of an evaluation conducted in June of 2002 by management for our Board of Directors of possible means of enhancing shareholder value. Through this effort, management identified several alternatives, including (1) the sale of Rampart for cash, stock or other property; (2) the liquidation of Rampart's assets and the associated distribution of the cash proceeds to shareholders; and (3) other forms of "going private" transactions.

The following is a summary of the significant analyses performed by Murphy in connection with its fairness opinion:

Historical Stock Performance. Murphy reviewed trading prices for the shares of our common stock. This review indicated that the then current price of our common stock was approximately $1.35 per share on the AMEX. The original "cash-out" price of $3.25 therefore represents a multiple of about 2.4x the then current market price. Murphy noted that our common stock is thinly traded.

Selected Comparable Public Company Analysis. Using publicly available information, Murphy compared selected historical financial, operating and stock market performance data of Rampart to the corresponding data of other publicly traded companies that Murphy deemed to be comparable to Rampart in some respects. In performing this analysis, Murphy reviewed financial services firms, REITs and other somewhat comparable companies. Murphy also compared Rampart to the historical performance of Rampart's industry (financial), the miscellaneous financial services sector and the S&P 500 using several metrics that Murphy believed have comparative value, which illustrated that our common stock was underperforming compared to our industry, sector and the S&P 500.

Murphy reviewed Rampart's performance trends for the past five years and determined that its operating and financial performance generally was deteriorating as measured by the standards of price to sales, price to book, profit margins, debt to equity, and returns on assets and equity. Murphy also considered other commonly used valuation metrics such as multiples of earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow and net income but determined that they were not meaningful measures or comparisons due to the fact that Rampart generated a negative cash flow and a net loss for its most recent fiscal year, 2002. Murphy compared Rampart to the Industry (Financial), and the Sector (Miscellaneous Financial Services) and the S & P 500 using several metrics that have comparative value. The comparative results for these selective measures are shown in the table below and may illustrate why Rampart's common stock is under performing its industry and sector on a relative basis.

                                            Misc.
                                          Financial
                               Financial  Services
Description         Rampart    Industry    Sector    S&P 500
-----------------  ----------  ---------  ---------  -------
Sales Growth Rate    (30.00%)      0.36%  (1.25%)      6.03%
EPS Growth Rate            NA      5.38%    21.9%      19.9%
Operating Margin      (4.43%)     63.54%   34.13%     18.57%
Return on Assets      (2.82%)      4.10%    2.03%      6.38%
Return on Equity      (4.85%)      5.28%   15.31%     18.67%

- All of the numbers in the above chart are based on trailing 12-months actual results.
-  Source:  Multex Financial Data (a Reuters Service), cnnfn.multexinvestor.com,
                                                       ------------------------
   May  1,  2003.
- See Table I attached to Murphy's fairness opinion, reproduced in full as Appendix B, for a listing of the companies included in the Miscellaneous Financial Services Sector.

Rampart's declining results during the past several years generally reflect the confluence of the following negative factors:

     -    its  inability  to  raise  additional  capital  to  fund  growth;

     -    greater  competition  for  distressed  assets;  and

     - a declining supply of investment opportunities due to declining interest rates and a healthy real estate market.

Because Rampart is a hybrid of a financial securities firm and a real estate investment company, it has no peers with closely comparable profiles; therefore, Murphy concluded that direct valuation comparisons are difficult and of little value.

Discounted Cash Flow Analysis. Murphy determined that the discounted cash flow method of valuation is not meaningful as a valuation methodology regarding Rampart. Rampart acquires assets that are in distress with the intent of realizing a profit through their resale at a higher price. Cash flow from operations is primarily a function of asset sales, which have historically been erratic.

Net Book Value Analysis. Murphy determined that the then current Rampart common stock price of $1.35 per share represents roughly a 65% discount to Rampart's year-end book value of $3.92 per share and first quarter 2003 book value of $3.82 per share. When the discount to book value is adjusted for the "cash-out" price of $3.25 per share, the discount is reduced to 17% to first quarter 2003 net book value. Murphy considered net book value as a relatively useful value indicator and a good comparative to the calculation of Rampart's current net asset valuation.

Net Asset Value Analysis. Murphy performed an analysis of Rampart's net asset value based on its First Quarter 2003 Form-10QSB and Rampart-supplied information on the various asset classes. In calculating net asset value Murphy analyzed the following five Rampart asset categories:

     - major real estate properties owned and supported by a recent appraisal (within the past 24 months);

     - purchased asset pools comprised of non-performing loans and debt obligations;

     - minor real estate properties owned but without a third party appraisal;

     -    real  estate  joint  ventures;  and

     - notes receivable associated with bridge lending and other types of financing.

Murphy utilized Rampart's most recent appraisals for its major properties and consulted with Rampart in determining the best estimate of fair market value for the remaining assets. Murphy utilized Rampart's most recent appraisals for its major properties and Rampart's estimate of market value for the assets comprising the Purchased Asset Pools (non-performing loans and debt obligations) and other real estate.

This effort of assessing fair market value included discounting the Purchased Asset Pools (non-performing loans and debt obligations) for both risk of collection and the appropriate rate of return necessary to consummate a sale. The discount rates differed by asset type within the Purchased Asset Pools, and Rampart advised Murphy that Rampart assumed discount rates of 18%, 25% or 35% per year reflecting Rampart's perceived risk of collection. Specifically, Rampart discounted sub-par performing notes with improved real estate collateral at an 18% yield factor, sub-par performing notes with unimproved real estate at a 25% yield factor and sub-par performing notes with non-real estate or no collateral at a 35% yield factor. Murphy in turn independently tested these assumptions and determined that Rampart could be overestimating the value of these Purchased Asset Pools under current market conditions; therefore, Murphy reduced the Rampart-discounted value of these assets by an additional 20%, or $300,000. Murphy also assumed in its net asset valuation that Rampart would incur transaction costs of approximately 10% of property sales, or $1,750,000, comprised of expenses associated with commissions, environmental reports, surveys and title policies and ongoing general and administrative expenses of $332,000 per quarter, the current level as identified to Murphy by management.

In determining to discount further the discounted asset valuations established by Rampart's management for the Purchased Asset Pools, Murphy viewed as significant the fact that Rampart took a write-down of $742,000 for its Newport

Golf Course resulting from the completion of a first quarter 2003 independent property appraisal performed at the request of Rampart's bank. This write-down is the equivalent of ($.26) per share and reflects the fact that the Houston market is significantly overbuilt with public golf courses. Discussions with management and Murphy's review of certain public records and informal consultations with others knowledgeable in this area indicate that several golf courses in the Houston market have recently failed and many others are incurring ongoing operating losses.

Murphy also consulted with Rampart regarding the appropriate federal income tax rate and the use of the net operating loss carry forwards (NOLs). Based on these discussions Murphy assigned a 50% risk to the utilization of the NOLs in a sale scenario and therefore, one-half of the gain from the sale of Rampart's assets was assumed to be sheltered.

In making this assessment Murphy considered the fact that Rampart does not have a private letter ruling from the Internal Revenue Service or an opinion of counsel regarding the use of the NOLs. In addition, Murphy considered that there is no guarantee that Rampart will generate profits to allow the full utilization of the NOLs. Through March 31, 2003, approximately $24 million of NOLs had expired unutilized.

This net asset value analysis indicated an implied equity value for Rampart of approximately $10,559,000, or $3.63 per share.

Liquidation Value Analysis. Murphy reviewed Rampart's historical results in selling assets and assumed that liquidation in a systematic, yet expedited manner would result in a discount to appraised value of approximately 15%. Based on Murphy's assessment of the quality of the assets and the state of the associated markets, Murphy assumed that liquidation could take up to 24 months to complete. Murphy further assumed that general and administrative expenses would be reduced to $200,000 per quarter in the second year from $332,000 per quarter in the first year reflecting a reduced asset base. The implied equity value for Rampart under a liquidation scenario is between a high of $7,994,000 or $2.75 per share and a low of $7,194,000 or $2.47 per share depending upon the length of time it would take to complete a liquidation.

Murphy is of the view that any liquidation analysis should incorporate assumptions of speed and intensive selling efforts as necessary and appropriate means of maximizing value, because Murphy believes that as a general rule, once an enterprise commences a liquidation process, the value of its assets erodes the longer they are on the market. Moreover, Murphy believes that were Rampart to liquidate, it should properly focus on an expedited process in order to accelerate the distribution of liquidation sale proceeds to shareholders to permit them at the earliest possible date to redeploy their investment where there may be an opportunity to earn a return. Thus, while Murphy does not believe that Rampart would necessarily be forced to liquidate on a "fire sale" basis, it is of the opinion that if a liquidation were commenced, the best interests of the shareholders would be served by prosecution of the effort in a prompt and expeditious manner and therefore Murphy's liquidation analysis presupposes that Rampart would act accordingly in a liquidation scenario. To this end, Murphy recognized that some discounting of asset values may be required to effect sales reasonably quickly to avoid the greater value diminution that Murphy believes could result from the assets remaining on the market for an extended period of time, and thus a discount of 15% is incorporated in the liquidation value analysis. Murphy also believes that the nature of Rampart's saleable assets - - distressed financial instruments and disparate real estate investments - - further justifies this discount as such assets in any circumstance are difficult to sell owing to the relatively small supply of potential purchasers (in the case of the financial assets) and the general state of the current real estate market in the Houston vicinity.

In assessing the fairness to the minority shareholders of the Reverse Split, in addition to the analyses summarized above, Murphy considered the following: (1) the terms of the Reverse Split, including the price to be paid to the minority shareholders and the ability of Rampart to fund the payment; (2) the current market price of our common stock and the prospects of higher prices in the near to intermediate future; (3) the potential net proceeds available for disbursement to shareholders if Rampart were liquidated; (4) Rampart's prospects of attracting a Wall Street following if it continued pursuing its existing business plan; and (5) Rampart's prospects for raising alternative debt or equity financing.

Murphy also considered the viability of alternatives available to the controlling shareholders for realizing better value for their shares given the size of their aggregate holdings relative to Rampart's total number of outstanding shares. Murphy further reviewed Rampart's efforts to sell several of its real estate assets during the past twelve months and noted the difficulty experienced by Rampart in consummating transactions at a price, and within the time frame, it desired. Furthermore, Rampart's management advised Murphy that several properties were affected by environmental issues and could not be immediately sold for full value without remediation or other expenditures.

In assessing the Reverse Split, Murphy also considered the following:

     - The minority shareholders would receive a premium price for their common stock, paid in cash without any transaction costs.

     - Our common stock is thinly traded and results in an almost completely illiquid situation for shareholders; future sales of any size would most likely result in a lower stock price.

     - Rampart is a micro-cap company with little prospects of capturing coverage from Wall Street analysts or of attracting institutional ownership.

     - Rampart has no realistic prospects of raising additional capital, either debt or equity, in the foreseeable future.

     - Certain of Rampart's assets may be subject to future write-downs, such as the Newport Golf Course, or are at risk of generating less cash than Rampart is forecasting.


The summary of Murphy's opinion set forth above does not purport to be a complete description of the data or analyses presented by Murphy. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Murphy believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Murphy made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rampart. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such estimates are inherently subject to substantial uncertainty and neither Rampart nor Murphy assumes responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

With respect to projections and estimates of future revenue and operating costs for Rampart, each as prepared by Rampart, upon the advice of Rampart, Murphy assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Rampart's management as to the future performance of Rampart, and that Rampart will perform substantially in accordance with such projections and estimates.

In connection with rendering its opinion, Murphy reviewed and analyzed certain information relating to Rampart, including certain publicly available business and financial information relating to Rampart, certain internal financial statements, asset valuations and related information of Rampart prepared by the management of Rampart and other financial and operating information concerning the business, assets and operations of Rampart provided to Murphy by the management of Rampart, including, but not limited to, pro-forma financial and operating budgets, analyses, forecasts, and certain estimates of asset values prepared by Rampart. Murphy also discussed with members of the senior management of Rampart the past and current business operations, financial condition and future prospects of the company, as well as other matters believed to be relevant to its analysis. Further, Murphy considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Murphy deemed relevant to its analysis.
Murphy's opinion is based on market, economic and other conditions and circumstances involving Rampart and its industry, the Houston metropolitan area real estate market and the market for distressed financial assets and the supply of such assets available for purchase, as they existed on the date of its opinion and which, by necessity, can only be evaluated by Murphy on that date. Murphy assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.

In conducting its review and arriving at its opinion, Murphy relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with Murphy by Rampart or otherwise publicly available, and assumed that there were no material changes in Rampart's business operations, financial condition, assets, liabilities or prospects since the respective dates of such information. Murphy did not independently verify this information, nor did Murphy have such information independently verified. Murphy did not conduct a physical inspection of any of the assets or properties of Rampart, nor did Murphy make or obtain any independent evaluation or appraisals or any such assets or properties.

At the request of the special committee, Murphy supplemented its opinion by letter to the committee dated September 11, 2003, a copy of which is included with the opinion in Appendix B. In this supplement, Murphy confirmed its opinion that, as of September 11, 2003 and based upon and subject to the factors and assumptions set forth or incorporated therein, the Reverse Split, at the revised offer price, is fair from a financial point of view to the minority shareholders of Rampart.

For purposes of the supplement to its June 9, 2003 fairness opinion, as agreed with the special committee, Murphy conducted a review of only the information regarding the July 2003 Galveston foreclosure provided to it by the special committee and the information contained in Rampart's Form 10-QSB for the quarter ended June 30, 2003. Murphy did not update or review any of the analyses or studies performed by it in connection with the rendering of the June 9, 2003 fairness opinion.

For purposes of the supplement to its fairness opinion, Murphy reviewed Rampart's net asset value increase of approximately $644,373, which represents the approximated difference between (1) the total appraised value of the foreclosed tracts, discounted by about 35% (from $7,240,000 to $4,719,000), and
(2) the "credit bid" made by Rampart in the foreclosure of $4,074,627.34, which effectively represents Rampart's investment in the foreclosed properties. As a result, Murphy concluded that Rampart's total net asset value had increased by approximately $0.2218 per share based upon 2,905,143 shares outstanding.

Murphy assumed that the total appraised value for the foreclosed tracts, and the approximate 35% discount to total appraised value negotiated between the special committee and Messrs. Janke and Carpenter were reasonable, and Murphy did not independently verify, test or analyze the total appraised value of the tracts, the negotiated discount thereto or any component thereof.

INFORMATION  PROVIDED  BY  RAMPART

In May 2003, we provided Murphy internal estimates of our financial position and performance as of and for the year ending December 31, 2003. These internal estimates furnished to Murphy are summarized below. They are being disclosed to you only because these estimates were provided to Murphy in connection with its rendering its fairness opinion in the Reverse Split, and not because they were prepared with a view to public disclosure. As you review this information and in considering what weight, if any, you will give it, keep in mind that:

     - No one is representing to you that estimates reflect actual future results.

     - The estimates were prepared on the basis of assumptions that may prove to be wrong, and which, in the case of certain assumptions, have already been proven wrong.

     - The estimates were not prepared in compliance with the guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants.

     - The estimates do not purport to present future operations in accordance with generally accepted accounting principles.

     - The estimates were not furnished to or compiled, audited or otherwise reviewed by any accounting firm, and no accounting firm assumes any responsibility for the estimates.

     - The estimates constitute forward looking statements, and actual results may differ based on a variety of factors, including statements regarding our expected future business and prospects. These forward-looking statements are based upon current expectations and involve certain risks that could cause actual results to differ materially from any such statements. These risks and uncertainties include (1) tightening of credit markets, (2) volatility in the real estate markets and interest rates, (3) emerging competition, (4) changes in regulations in the industries we serve, (5) changes in general economic conditions, particularly within the regions in which we operate, (6) market valuation risks, and (7) terrorist activities.

     - Murphy's analysis utilizing the operating data estimates (e.g. discounted cash flow analysis) was not considered meaningful as a valuation methodology regarding Rampart because (1) we acquire assets that are in distress with the intent of realizing a profit through their resale at a higher price and (2) cash flow from our operations is primarily a function of asset sales, which have historically been erratic.

     - The assumptions upon which the estimates were based involved judgments of our management concerning future economic, real estate and finance markets, competitive and regulatory conditions, all of which are difficult or impossible to predict and many of which are beyond our control.

     - The 2003 estimates were prepared in May 2003, and these estimates have not been, and none of the estimates will be, further updated to reflect any events or conditions occurring since the estimates were prepared.

     - Except as specifically noted, the estimates do not give effect to the Reverse Split or related transactions and were prepared as if we continued as a stand-alone public company.

     - The estimates do not take into account any non-recurring charges of the nature frequently excluded in the preparation of projections. Examples include non-recurring items that were not deducted from net income in preparing the estimates include expenses associated with the Reverse Split and related transactions.

The following table, which should be reviewed only after consideration of the foregoing caveats, summarizes the 2003 estimates furnished by us to Murphy:

                             RAMPART 2003 ESTIMATES

                                                    YEAR ENDING
             RAMPART  OPERATING  DATA:          DECEMBER  31,  2003
           -----------------------------      -----------------------
                                                   (IN THOUSANDS)

             Total Revenue                                $8,526
             Pre-Tax Income                                   55
             Net Income                                       55
             Earnings per Share                            $0.02


             RAMPART BALANCE SHEET DATA:         DECEMBER 31, 2003
           -----------------------------      -----------------------
                                                   (IN THOUSANDS)

             Total Assets                                $24,488
             Total Liabilities                            12,989
             Total Shareholders' Equity                   11,499


In preparation of the foregoing estimates for 2003, we made the following assumptions:

-    Purchased  Asset  Pools  -  Estimated  normal  ongoing  collections  of
     -----------------------
     approximately $173,000 and settlement of four large collection assets totaling $1,850,000. Cost of collections were estimated at 30% of the gross amount collected.

-    Real  Estate  Sales  -  Estimated  sale  of the golf course and conference
     -------------------
     center for approximately $2.5 million resulting in an estimated loss of $843,000; approximately $766,000 in Newport lot sales with a gross margin contribution of $338,000; sales of 10 townhomes for approximately $588,000 in revenues yielding net income of about $69,000; and approximately
     $500,000  in  lot  sales  to  our  development  joint  venture.

-    Financing  -  Assumed average loan balances of approximately $10.3 million
     ---------
     yielding  approximately  $855,000  in  net  interest  income.

-    Operating Entities - Estimated golf club and conference center revenues of
     ------------------
     approximately $1,326,000 generating an estimated net loss of $92,000 and rental and other revenues of about $574,000.

-    General  and  Administrative  -  Estimated  expenses of approximately $1.8
     ----------------------------
     million,  down  slightly  from  the  $1.9 million comparable 2002 expenses.

-    Interest  Expense  -  Estimated an increase from approximately $367,000 in
     -----------------
     2002  to  an  estimated  $450,000  in  2003.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

Presented below is a general summary of the material federal income tax consequences to our shareholders from the Reverse Split. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with shares held as capital assets, and does not purport to deal with persons in special tax situations, such as:

     -    a  dealer  in  securities  or  currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

     -    a  bank,  an  insurance  company  or  other  financial  institution;

     -    a  tax-exempt  organization;

     - a person treated as a partnership for U.S. federal income tax purposes or a partner thereof;

     - a person that owns Rampart shares that are a hedge or that are hedged against interest rate risks;

     - a person that owns Rampart shares as part of a straddle, conversion or other risk reduction transaction for U.S. federal income tax purposes;

     - a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; or

     - a person who is not a U.S. citizen or U.S. resident for U.S. federal income tax purposes.

We do not address all of the tax consequences that may be relevant to you. In particular, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of our shares;

     - the United States federal estate, gift or alternative minimum tax consequences of the redemption of our shares; or

     - any state, local or foreign tax consequences of the redemption of our shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, (the "Code"), the Treasury Regulations promulgated under the Code and administrative and judicial interpretations of the Code and the Treasury Regulations, all as of the date of this proxy statement, and all of which are subject to differing interpretations and to change, possibly on a retroactive basis.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE SPLIT, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO YOU OF THE TRANSACTIONS CONTEMPLATED BY THE REVERSE SPLIT IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

The receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the Reverse Split will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in lieu of fractional shares of new common stock pursuant to the Reverse Split if:

     - the Reverse Split results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reverse Split;

     - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reverse Split and the tax basis in the redeemed shares held by such shareholder immediately prior to the Reverse Split. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares that the shareholder has the right to acquire by exercise of an option.

The receipt of cash by a shareholder pursuant to the Reverse Split will result in a "complete redemption" of all of the shareholders shares held immediately prior to the Reverse Split as long as the shareholder does not constructively own any shares of new common stock immediately after the Reverse Split. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of new common stock provided that (1) the shareholder constructively owns shares of new common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Rampart immediately after the Reverse Split, including as an officer, director or employee, other than an interest as a creditor).

It is anticipated that most shareholders who receive cash in lieu of fractional shares pursuant to the Reverse Split will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash pursuant to the Reverse Split will be "substantially disproportionate" with respect to the shareholder if the percentage of voting power of common stock owned by the shareholder immediately after the Reverse Split is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reverse Split (giving effect to the difference in number of outstanding shares due to the Reverse Split). Alternatively, the receipt of cash pursuant to the Reverse Split will, in general, be "not essentially equivalent to a dividend" if the Reverse Split results in a "meaningful reduction" in the shareholders proportionate interest in Rampart.

If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the lesser of the cash received by the shareholder pursuant to the Reverse Split or the shareholder's allocable share of Rampart's earnings and profits, with no offset for the shareholder's tax basis in the redeemed shares.

The receipt of shares of common stock pursuant to the Reverse Split by owners of more than the Minimum Number of shares will be a non-taxable transaction for federal income tax purposes. Accordingly, a holder of more than the Minimum Number of shares who receives shares of common stock will not recognize gain or loss, or dividend income, as a result of the Reverse Split with respect to the shares of common stock received (but, as described above, cash received in lieu of a fractional share of common stock will be a taxable transaction to the extent of such cash received). In addition, the basis and holding period of such shareholder's shares prior to the Reverse Split will generally carry over as the basis and holding period of such shareholder's shares of Rampart resulting from the Reverse Split, except to the extent of cost basis allocable to any fractional shares which are redeemed and taxed as a sale or exchange.

Under the 2003 Tax Act, qualifying dividends and net long term capital gains of noncorporate taxpayers are generally taxed at a maximum rate of 15%. As before, net capital losses for a tax year cannot generally be offset against other income, but may be carried forward (and carried back in the case of certain corporate shareholders).

No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reverse Split.

Non-corporate shareholders of Rampart may be subject to backup withholding at a rate of 28% on cash payments received in the Reverse Split. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal,
(2)  who provides a certificate of foreign status on an appropriate Form W-8, or
(3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

Rampart is likely a United States Real Property Holding Corporation. Accordingly, if a shareholder is not a U.S. citizen or resident, and thus, subject to the rules of Section 897 of the Code, tax withholding at the source may apply to the Reverse Split. It is not certain whether our shares are regularly traded on an established securities market as determined under Section 897(c)(3) of the Code.

The preceding discussion is intended only as a summary of the material United States income tax consequences of the Reverse Split and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reverse Split. Again, our shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reverse Split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

               ADDITIONAL INFORMATION REGARDING THE REVERSE SPLIT

CHANGES IN MANAGEMENT TEAM AND CONDUCT OF THE BUSINESS AFTER THE REVERSE SPLIT

Following the Reverse Split, we will continue to conduct our business in the same manner as presently conducted. However, Messrs. Janke and Carpenter have indicated that as holders of 100% of our common stock, they would be more willing to provide credit support or guarantees to expand our credit facilities to fund not only the buy out of our minority shareholders but also to fund our corporate growth. Further, Messrs. Janke and Carpenter have indicated that within the next 12 to 18 months after the Reverse Split, they desire to equalize their ownership and/or voting rights in the company. This equalization could take a variety of forms, including issuance of additional capital stock to Mr. Carpenter, the sale of common shares by Mr. Janke to Mr. Carpenter, the redemption of certain of Mr. Janke's common shares for non-cash assets of the company, the recapitalization of the company (e.g., exchange of common shares by Mr. Janke for non-voting dividend-paying preferred shares of the company) or any other arrangement or transaction that we and Messrs. Janke and Carpenter deem appropriate.

After the Reverse Split, we intend to cancel all treasury shares, including the shares acquired from our minority shareholders in the Reverse Split, and thereby restore them to the status of authorized but unissued shares of our common stock. Furthermore, we also expect to initiate a forward stock split by a factor that both increases the number of shares of our outstanding common stock and rounds up our outstanding fractions of a share to a whole share of common stock.

Our executive officers will not change immediately following the Reverse Split. However, if and when the stock interests of Messrs. Janke and Carpenter are equalized as described above, Mr. Janke has indicated that he may relinquish certain of his executive management functions and titles to Mr. Carpenter. In addition, after termination of registration of our common stock under the Exchange Act and termination of the listing of our common stock on AMEX, we intend to decrease the size of our board from six members to two members with Messrs. Janke and Carpenter filling such positions.

Following the Reverse Split, Rampart intends to implement any equity incentive measures that may be required to insure the retention of key employees.

We believe there are significant advantages in becoming a private company, and we plan to avail ourselves of any opportunities we may have as a private company, including entering into any arrangements or transactions we deem appropriate. Although we do not presently have the intent to enter into any such arrangement or transaction nor are we in substantive negotiations with respect to any such arrangement or transaction (except as described above), there exists the possibility that we may enter into such an arrangement in the future and our remaining shareholders after the Reverse Split may receive payment for their shares in any such arrangement or transaction lower than, equal to or in excess of the amount paid to our minority shareholders in the Reverse Split.

Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporation transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amounts of our assets; a change in our Board of Directors or management; a material change in our indebtedness or capitalization; or otherwise effect any material change in our corporate structure or business.

SPECIAL INTERESTS OF CURRENT AND PROSPECTIVE DIRECTORS AND EXECUTIVE OFFICERS IN THE REVERSE SPLIT

Because of the large number of shares of our common stock they beneficially hold, some of our executive officers and directors have interests in the Reverse Split that are not available to minority shareholders. Currently, Charles W. Janke beneficially owns 51.6% of our common stock, J. H. Carpenter beneficially owns 26.2% of our common stock and Charles F. Presley beneficially owns 1.5% of our common stock. Immediately following the Reverse Split, and assuming that all other shareholders are cashed-out, Mr. Janke will beneficially own 66.4% of our common stock and Mr. Carpenter will beneficially own 33.6%. As a result of being cashed out in the Reverse Split, Mr. Presley will receive $157,500 for the 45,000 shares of our common stock he beneficially owns.

After the listing of shares of our common stock on the AMEX and the registration of our common stock under the Exchange Act are terminated, we intend to decrease the size of our board and retain only Messrs. Janke and Carpenter as directors. We currently have outstanding options to purchase 2,000 shares of our common stock all of which are held by two of our directors. James J. Janke and James
W. Christian each hold options to purchase 1,000 shares of our common stock and they will cease to be directors when we decrease the size of our board. Stock options held by our directors expire 90 days after a director leaves the board for any reason. As a result of the Reverse Split, the exercise price of each outstanding option will automatically increase by a factor equal to 100,000 and the number of underlying shares will decrease by the same factor. We will permit options to cover underlying fractional shares of common stock, but will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the option holder cash for any fractional shares in an amount equal to the amount by which $3.50 exceeds the pre-split exercise price of the option, multiplied by the number of underlying pre-split shares represented by the option. Because the number of shares underlying each of the options held by our directors is less than 100,000 and the pre-split exercise price of the options is greater than $3.50, the options held by our directors will likely expire without being exercised and the holders will receive no consideration in respect of those options.

In addition, details of the compensation of members of the special committee and compensation of non-employee directors for efforts and time spent in connection with any proceeding for which they are entitled to indemnification under our charter documents are set forth in "Item 2. Election of Directors-Compensation of Directors" (page 45).

SOURCE  OF  FUNDS  AND  EXPENSES

We estimate that approximately $2,258,000 will be required to pay for the fractional shares of our common stock exchanged for cash in the Reverse Split. We intend to pay for such shares with available cash ($464,679 at June 30, 2003), and funds available under our revolving credit facility. We have received a commitment letter dated August 26, 2003 from Southwest Bank of Texas, N.A. to increase our revolving credit facility from $3 million to $4.5 million and to extend its maturity date to September 23, 2004. The expanded and extended facility would be personally guaranteed by Messrs. Janke and Carpenter and secured by substantially all our assets including purchased asset pools, notes receivable and real estate. The facility would provide for certain financial covenants and will bear interest, payable monthly, at the bank's prime rate plus 1.0% per annum (5.0% as of June 30, 2003) with a floor of 5.0%. We expect the expanded and extended facility to be consummated by September 30, 2003.

Additionally, we will pay all of the expenses related to the Reverse Split. We estimate that these expenses will be as follows:


               SEC filing fees                $       500
               Legal fees                         160,000
               Accounting fees                          0
               Financial Advisory Fees             45,000
               Printing and mailing costs          20,000
               Special Committee Fees              20,000
               Paying Agent Fees                        0
               Other                                4,500
                                              -----------
               Total                          $   250,000
                                              ===========

DISSENTERS' AND APPRAISAL RIGHTS

Under the Texas Business Corporation Act and our Restated Articles of Incorporation and bylaws, our shareholders do not have the right to dissent from the Reverse Split and to receive the fair value of their shares in cash because an amendment to our Restated Articles of Incorporation to effect the Reverse Split is not a corporate action for which shareholders are entitled to dissenters' rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the Reverse Split described in this proxy statement, during the past two years our affiliates have engaged in the following transactions involving Rampart.

During June 1998, Rampart sold real estate property from its asset pool to related parties in exchange for four notes receivable totaling $525,000. These notes are secured by certain investments in common stock held by the related parties. Principal plus interest at 10% per annum was due June 2001 for each of the notes. During June 2001, Rampart elected to extend the terms of the notes to mature on June 30, 2004 and to reduce the interest rates from 10% to 4.07% per annum.

The outstanding notes receivable from related parties plus accrued interest was $540,074 and $522,581 at December 31, 2002 and 2001, respectively. During the years ended December 31, 2002 and 2001, the fair value of the underlying collateral of these notes was determined to be impaired. In accordance with SFAS No. 114, Rampart provided an allowance of $487,713 and $367,713 as of December
31, 2002 and 2001, respectively, to reduce the notes to their estimated net realizable value. There were no principal or interest payments received during the years ended December 31, 2002 and 2001.

During the year ended December 31, 2002, Rampart entered into a 15-year note receivable of $110,000 with one of our officers. The note bears interest at a rate of prime plus 2% (6.25% at December 31, 2002) and matures on March 15, 2017. The note is secured by residential real estate. Total principal and interest payments received on this note during 2002 were $3,403 and $5,086, respectively. Total interest income earned on this note during the year ended December 31, 2002 was $5,086. As of April 18, 2003, this note was paid in full.

During the year ended December 31, 2001, Rampart received principal of $3,504 on a related party note from an employee. This note was repaid in full during the year ended December 31, 2001.

A director and an officer of Rampart are partners, along with other non-related individuals, in a partnership which holds a 6.75% net cash profits interest in two of Rampart's purchased asset pools. As of December 31, 2002, undistributed net profits of $115,505 and $170,341, respectively, were owed to this partnership and will be paid when collections are received. During 2002, Rampart paid a total of $72,113 representing the partnership's participation in cash collections on these asset pools.

During October 2002, Rampart secured a $1,300,000 note from a financial institution. As a component of the terms of the loan, an officer of Rampart pledged 600,000 shares of beneficially owned common stock of Rampart to guarantee $1,040,000 of the loan amount. The officer received compensation of $52,000, or 5% of the guaranteed amount, as a fee for the pledge.

From time to time, Rampart enters into note payable agreements with certain related parties, some of which are officers and directors of Rampart, to provide working capital necessary to conduct its ongoing business affairs. Generally these second lien notes have a term not to exceed 12 months and bear interest at a fixed rate of 18% per annum. During the years ended December 31, 2002 and 2001, Rampart received proceeds from borrowings of $1,617,000 and $2,470,304, respectively, and repaid $1,365,981 and $1,665,304, respectively, under the terms of these related party note agreements. The total outstanding as of December 31, 2002 and 2001 was $1,056,019 and $805,000, respectively. For the years ended December 31, 2002 and 2001, total interest accrued and paid was $196,013 and $141,560, respectively.

Certain officers of Rampart and/or directors advanced funds to Rampart in anticipation of exercising their common stock options. Until exercise of these common stock options, the advances accrued interest at a rate of 7% per annum payable monthly. The $326,919 in advances from officers and/or directors were repaid in full during the year ended December 31, 2001. Total interest paid during the year ended December 31, 2001 was $7,809.

Interest paid to related parties during the years ended December 31, 2002 and 2001, on all of Rampart's debt instruments referred to above, was approximately $196,000 and $141,600, respectively.

We believe that all of the foregoing transactions were on terms no less favorable than would have been received at the time of the transaction if transacted with unaffiliated third parties. Any future transactions between Rampart and its officers and directors, principal shareholders and affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent, disinterested outside directors. These future transactions will be on terms no less favorable to Rampart than could be obtained from unaffiliated third parties.

MARKET  FOR  COMMON  STOCK

Our common stock trades on the American Stock Exchange under the symbol "RAC". The following table lists high and low sales prices of our common stock for the periods indicated.

                        COMMON STOCK
                       ---------------
PERIOD                  HIGH     LOW
---------------------  -------  ------

1st Quarter 2001       $ 1.700  $1.125
2nd Quarter 2001       $ 1.550  $1.210
3rd Quarter 2001       $ 2.350  $1.150
4th Quarter 2001       $ 2.400  $1.300

                        COMMON STOCK
                       ---------------
PERIOD                  HIGH     LOW
---------------------  -------  ------

1st Quarter 2002       $ 3.500  $2.050
2nd Quarter 2002       $ 3.600  $2.560
3rd Quarter 2002       $ 3.000  $1.810
4th Quarter 2002       $ 2.030  $1.320


                                       36

                        COMMON STOCK
                       ---------------
PERIOD                  HIGH     LOW
---------------------  -------  ------

1st Quarter 2003       $  1.85  $ 1.20
2nd Quarter 2003       $  1.60  $ 1.10
through June 10, 2003
2nd Quarter 2003 June
11, 2003 through June
30, 2003               $  3.20  $ 2.40
3rd Quarter 2003
through September 10,
2003                   $  3.16  $ 3.00

As of August 4, 2003 there were approximately 27 holders of record of our common stock and approximately 300 beneficial owners. We issued the press release for our intended "Going Private" transaction after the market closed on June 10, 2003. From April 1, 2003 through June 10, 2003 the high selling price for our common stock was $1.60 and the low selling price was $1.10. After public announcement of the Reverse Split, from June 11, 2003 through June 30, 2003 the high selling price for our common stock was $3.20 and the low selling price was $2.40. On September 12, 2003, there were 2,905,143 issued and outstanding shares of our common stock.

DIVIDEND  POLICY

Rampart has never paid any cash dividends and anticipates that, except as described in "Additional Information Regarding the Reverse Split-Changes in Management Team and Conduct of the Business After the Reverse Split," for the foreseeable future all earnings, if any, will be retained to finance growth and to meet working capital requirements.

                       SELECTED HISTORICAL FINANCIAL DATA

FINANCIAL  STATEMENTS

Our audited financial statements for our last two fiscal years are included in our annual report on Form 10-KSB and Form 10-KSB/A which accompany this proxy statement and our unaudited balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows and comprehensive income for the six months ended June 30, 2003 are included in our quarterly report on Form 10-QSB that accompanies this proxy statement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

     Six Months        Year Ended December 31,
        Ended           ------------------------
    June 30, 2003          2002          2001
---------------------      ----          ----
       <$0.53>           <$0.03>        $3.16

For these ratios, earnings consist of income from continuing operations before income taxes, plus distributed income of equity investees, less income/loss of equity investees, less minority interests and plus fixed charges. Fixed charges consist of interest expense, bridge financing costs and capitalized interest. For the six months ended June 30, 2003 and the year ending December 31, 2002, earnings were insufficient to cover fixed charges by $164,362 and $674,969, respectively. There was no preferred stock outstanding for any of the periods shown above.

BOOK  VALUE  PER  SHARE

Our  book  value  per  share  of  our  common stock at June 30, 2003, was $3.88.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

PRO  FORMA  FINANCIAL  STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated income statements for the year ended December 31, 2002, and for the six months ended June 30, 2003 (collectively, the "Pro Forma Income
Statements"), show the pro forma effect of the Reverse Split. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reverse Split occurred at June 30, 2003, while the pro forma adjustments to the Pro Forma
Income Statements are computed as if the Reverse Split were consummated on January 1, 2002.

The pro forma information does not purport to represent what our results of operations actually would have been if the Reverse Split had occurred on January 1, 2002.

                        RAMPART CAPITAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                         PRO FORMA BALANCE SHEET
                                           AS OF JUNE 30, 2003
                             AS IF THE REVERSE SPLIT OCCURRED JUNE 30, 2003
                                               (Unaudited)



                                                             As Reported     Adjustments     Pro Forma
ASSETS

Current Assets
     Cash                                                        464,679                        464,679
     Prepaid Expenses                                             67,599                         67,599
     Golf Club Inventory                                          90,340                         90,340
     Investment Real Estate-- Lots for Sale                      141,550                        141,550
     Investment Real Estate, Joint Ventures--Lots for Sale       405,000                        405,000
     Commercial Real Estate--Condominiums for Sale             2,269,767                      2,269,767
     Commercial Real Estate--Retail Centers for Sale             676,653                        676,653
     Asset pools, Collections in Progress                         21,000                         21,000
     Asset Pools, Owned Real Estate for Sale                     150,000                        150,000
     Asset Pools, Performing Notes, current portion               51,960                         51,960
     Notes receivable, real estate bridge lending              5,512,713                      5,512,713
     Notes receivable, other financing, current portion          116,994                        116,994
                                                            -------------                   ------------
Total Current Assets                                        $  9,968,255                    $ 9,968,255

Plant, Property & Equipment
     Property and equipment, net                                 317,765                        317,765
                                                            -------------                   ------------
Total Plant, Property & Equipment                                317,765                        317,765

Investments & Other Long-Term Assets
     Purchased Asset pools, net of current portion               591,912                        591,912
     Long-Term portion of Notes Rec to Related Parties            34,868                         34,868
     Commercial property, net                                  2,468,631                      2,468,631


                                       38

     Investment real estate                                    5,780,573                      5,780,573
     Investment in real estate joint ventures                  1,034,139                      1,034,139
     Other assets                                                132,510                        132,510
                                                            -------------                   ------------
Total Investments & Other Long-Term Assets                    10,042,633                     10,042,633

                                                            -------------                   ------------
TOTAL ASSETS                                                $ 20,328,653                    $20,328,653
                                                            =============                   ============

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts payable and accrued expenses                  $    721,532                    $   721,532
     SWBT Line of Credit, Rampart                                600,000    2,308,000  (A)    2,908,000
     SWBT Line of Credit, GHGP                                   626,682                        626,682
     Notes payable, current portion                           1,467,50 8                      1,467,508
     Notes payable to related parties                          2,432,604                      2,432,604
                                                            -------------                   ------------
Total Current Liabilities                                   $  5,848,326                    $ 8,156,326

Long-Term Liabilities
 Notes payable, long-term portion                              3,201,512                      3,201,512
                                                            -------------                   ------------
Total Long-Term Liabilities                                    3,201,512                      3,201,512

                                                            -------------                   ------------
Total Liabilities                                           $  9,049,838                    $11,357,838
                                                            =============                   ============

Shareholders' equity
     Preferred Stock, $.01 par value; 10,000,000 shares
       authorized; none shares issued
     Common Stock, $.01 par value; 10,000,000 shares        $     30,500      (29,051) (B)        1,449
       authorized; 3,050,000 shares issued.                                                           -
     Paid-in-capital                                           6,194,255   (2,278,949) (C)    3,915,306
     Retained earnings                                         5,432,559                      5,432,559
     Treasury Stock                                             (378,499)                      (378,499)
                                                            -------------                   ------------
Total shareholders' equity                                  $ 11,278,815                    $ 8,970,815
                                                            =============                   ============

                                                            -------------                   ------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                    $ 20,328,653                    $20,328,653
                                                            =============                   ============

                        RAMPART CAPITAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                        PRO FORMA INCOME STATEMENT
                                   FOR THE YEAR ENDED DECEMBER 31, 2002
                             AS IF THE REVERSE SPLIT OCCURRED JANUARY 1, 2002
                                               (Unaudited)



                                                                 AS REPORTED    ADJUSTMENTS    PRO FORMA
Net gain on collections on asset pools                               421,113                     421,113
Commercial Real Estate Income                                      2,722,157                   2,722,157
Investment Real Estate Income                                      1,387,365                   1,387,365
Equity in earnings of investment real estate ventures                181,782                     181,782
Real Estate Bridge Lending Income, net                               703,601                     703,601
Other Financing Income, net                                          119,086                     119,086
Interest income                                                        4,415                       4,415
Other income                                                          32,100                      32,100
                                                                                                       -
                                                                 ------------                 -----------
Total revenue                                                      5,571,619                   5,571,619
                                                                                                       -
Cost of real estate sales                                          1,268,165                   1,268,165
Operating and other costs                                          2,043,247                   2,043,247
                                                                                                       -
                                                                 ------------                 -----------
Total Cost of Sales & Operating Costs                              3,311,412                   3,311,412
                                                                                                       -
Gross Profit                                                       2,260,207                   2,260,207
                                                                                                       -
General and administrative expenses                                2,573,689   (293,441) (D)   2,280,248
Interest Expense                                                     366,941    132,710  (E)     499,651
Minority Interests                                                    (8,272)                     (8,272)
                                                                                                       -
                                                                 ------------                 -----------
Total G&A and Other Expenses                                       2,932,358       (160,731)   2,771,627
                                                                                                       -
                                                                 ------------                 -----------
Income (Loss) before income tax benefit and extraordinary item      (672,151)       160,731     (511,420)
                                                                                                       -
Income tax benefit (expense)                                         104,000                     104,000
                                                                                                       -
                                                                 ------------                 -----------
Net income (loss) before extraordinary item                         (568,151)       160,731     (407,420)
                                                                                                       -
Extraordinary item, extinguishment of debt, net of taxes             430,000                     430,000
                                                                                                       -
                                                                 ------------                 -----------
Net income (loss)                                                   (138,151)       160,731       22,580


                                       40

                                                                                                       -
Retained earnings, beginning of year                               5,735,072                   5,735,072
                                                                                                       -
                                                                 ------------                 -----------
Retained earnings, end of year                                     5,596,921       (160,731)   5,757,652
                                                                 ============                 ===========

Basic and diluted earnings per common share:
   Net income (loss) from operations                                   (0.20)                 (18,027.44)
   Extraordinary item                                                   0.15                   19,026.55
   Net income per common share                                         (0.05)                     999.11

Average common shares outstanding                                  2,905,143                        22.6

                        RAMPART CAPITAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                       PRO FORMA INCOME STATEMENT
                                 FOR THE SIX MONTHS ENDED JUNE 30, 2003
                            AS IF THE REVERSE SPLIT OCCURRED JANUARY 1, 2002
                                               (Unaudited)

                                                                 AS REPORTED    ADJUSTMENTS   PRO FORMA
Net gain on collections on asset pools                             1,210,254                  1,210,254
Commercial Real Estate Income                                      2,077,174                  2,077,174
Investment Real Estate Income                                        372,533                    372,533
Equity in earnings of investment real estate ventures                  9,246                      9,246
Real Estate Bridge Lending Income, net                               610,701                    610,701
Other Financing Income, net                                           (6,548)                    (6,548)
Interest income                                                        1,715                      1,715
Other income                                                          44,800                     44,800
                                                                                                      -
                                                                 ------------                 ----------
Total revenue                                                      4,319,875                  4,319,875
                                                                                                      -
Cost of real estate sales                                            904,617                    904,617
Operating and other costs                                          1,169,453                  1,169,453
                                                                                                      -
                                                                 ------------                 ----------
Total cost of sales                                                2,074,070                  2,074,070
                                                                                                      -
Gross Profit                                                       2,245,805                  2,245,805
                                                                                                      -
General and administrative expenses                                1,524,763   (391,900) (F)  1,132,863
Interest Expense                                                     143,230     66,355  (G)    209,585
Loss on Impairment of LT assets                                      742,174                    742,174
                                                                                                      -
                                                                 ------------                 ----------
Total Operating Expenses                                           2,410,167       (325,545)  2,084,622

                                                                 ------------                 ----------
Income (Loss) before income tax benefit and extraordinary item      (164,362)       325,545     161,183

Income tax benefit (expense)                                               -                          -
                                                                                                      -
                                                                 ------------                 ----------
Net income (loss) before extraordinary item                         (164,362)       325,545     161,183

Extraordinary item, extinguishment of debt, net of taxes                   -                          -

                                                                 ------------                 ----------
Net income (loss)                                                   (164,362)       325,545     161,183


                                       42

Retained earnings, beginning of year                               5,596,921     160,731 (H)  5,757,652

                                                                 ------------                 ----------
Retained earnings, end of year                                     5,432,559        486,275   5,918,834
                                                                 ============                 ==========

Basic and diluted earnings per common share:
   Net income (loss) from operations                                   (0.06)                  7,131.97
   Extraordinary item                                                      -                          -
   Net income per common share                                         (0.06)                  7,131.97

Average common shares outstanding                                  2,905,143                       22.6


NOTES  TO  PRO  FORMA  FINANCIAL  STATEMENTS

     (A) Amount borrowed to fund remaining costs and Reverse Split payments for fractional shares.

     (B)  Adjust par value of common stock for the effects of the Reverse Split.

     (C) Reduce Paid-in-Capital for Reverse Split payments to shareholders for fractional shares.

     (D) Reduction to General and Administrative expenses for estimated savings from the reduction of expenses related to our SEC and AMEX compliance costs including a reduction of $111,304 in legal, audit and reporting expense, $14,500 in director's fees, $10,056 in Director's and Officer's Liability insurance, and $157,581 in directly related payroll and related benefits and taxes.

     (E) Increased interest costs at 5.75% on the $2,308,000 of additional borrowings to fund Reverse Split costs and Reverse Split payments for fractional shares.

     (F) Reduction to General and Administrative expenses for estimated savings from the reduction of expenses related to our SEC and AMEX compliance costs including a reduction of $57,357 in legal, audit and reporting expense, $17,787 in director's fees, $200,000 in actual and accrued special committee expenses, $16,760 in Director's and Officer's Liability insurance, and $99,996 in directly related payroll and related benefits and taxes.

     (G) Increased interest costs at 5.75% on the $2,308,000 of additional borrowings to fund Reverse Split costs and payments for partial shares.

     (H) Carryover of the income adjustment from the December 31, 2002 Pro Forma Income Statement.

ITEM 2.  ELECTION  OF  DIRECTORS

NOMINEES  FOR  DIRECTOR

Our Board of Directors currently consists of six directors with each director elected annually. All of our current directors have been nominated for re-election.

The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. A shareholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote the shareholder's shares for one or more of the named nominees.

The following summaries set forth information concerning the six nominees for election as directors at the annual meeting, including each nominee's age, position with Rampart, if any, and business experience during at least the last five years. Each director will serve until the earlier of (i) deregistration and delisting of our common stock and (ii) the 2004 annual meeting of shareholders.

CHARLES W. JANKE, age 59, has been Chairman, Chief Executive Officer, and a director of Rampart since its organization in March 1994. He also served as Rampart's President from its organization until January 1, 1999, when he relinquished that position to Mr. Carpenter. Prior to the organization of Rampart, Mr. Janke's primary activity was private investments. During 1992 and 1993, Mr. Janke invested in Laidlaw Holdings, Inc., a securities investment firm. During this period he provided mezzanine and bridge financing for several firms, all of which became listed on the Nasdaq Stock Market. Mr. Janke's ownership in Laidlaw Holdings, Inc. was less than 1% and he has no current ownership. During the period 1989 through 1992, Mr. Janke provided acquisition funding for a company that acquired in excess of $400 million in residential mortgage portfolios in association with a major securities firm. After a brief retirement, he funded the start-up of Rampart and became active in our management. For the period 1975 through 1985, Mr. Janke was a shareholder and officer of Centurian National Group, Inc., a cemetery and funeral home holding company, which was acquired by Service Corporation International, a public corporation.

J. H. CARPENTER, age 61, was elected President and Chief Operating Officer effective January 1, 1999. He has been a director since the organization of Rampart in March 1994 and was Vice President from March 1994 until January 1999. For the period October 1991 through March 1994, Mr. Carpenter was a shareholder and president of two closely held corporations that acquired commercial debt from the Resolution Trust Corporation and the Federal Deposit Insurance Corporation. During the period 1989 to October 1991, Mr. Carpenter was associated with a company that acquired, in conjunction with a major securities firm, and sold over $400 million in residential mortgage portfolios. From 1970 through 1981, Mr. Carpenter was Vice President and Treasurer of Camco, Incorporated, a publicly traded oil tool manufacturing company.

JAMES W. CHRISTIAN, age 50, was elected a director of Rampart effective January 1, 1999. Mr. Christian is a member of the Houston, Texas law firm of Christian Smith & Jewell, L.L.P. where he has practiced since 1990. Mr. Christian specializes in litigation, corporate and real estate law.

JAMES J. JANKE, age 48, was elected a director of Rampart in 1996. Mr. Janke is Vice President and General Manager of a top 100 Ford dealership where he has been employed since 1976. He serves on the Board of Directors of the Texas Auto Dealers Association, the Houston Livestock Show and Rodeo, a charitable organization, and the Better Business Bureau of Houston. Charles W. Janke and James J. Janke are brothers.

W. F. MOSLEY, age 53, was elected as a director of Rampart in May 2002. He has been a principal and director of W. F. Mosley, Inc., a certified public accounting firm, since 1981. Mr. Mosley is a Certified Public Accountant and is a tax practitioner. He is also a director and investor in Southwest Commerce Partners, Inc., which invests in various business opportunities.

MICHAEL V. RONCA, age 49, was appointed as a director of Rampart in March 2003 to replace former director Robert A. Shuey, IV. Mr. Ronca has been a private investor and consultant from 2002 to present. From 2000 to 2002, Mr. Ronca was President and Chief Executive Officer of NewGen Communications, Inc., a privately held company which provides broadband videophone and data networks. From 1998 to 2000, Mr. Ronca was the Chief Operating Officer of Range Resources Corporation, a publicly traded oil and gas exploration and production company. Mr. Ronca serves on the Board of Directors of NewGen Communications, Inc., and Neighborhood Centers Inc., a Houston area charitable organization.

COMPENSATION  OF  DIRECTORS

Directors who are also employees do not receive any remuneration in their capacity as directors. Non-employee directors received travel expense reimbursement and $1,000 per meeting attended, $500 per meeting telephonically attended, and $1,500 for the Annual Meeting of Shareholders and the board meeting immediately following. The Chairman of the Audit Committee receives an additional $4,000 per year.

On January 11, 2000, directors James W. Christian, James J. Janke, and former director Robert A. Shuey IV were granted a five-year non-qualified stock option to purchase 1,000 shares of common stock for a price per share equal to the closing price, as quoted on the American Stock Exchange, on the date granted. The closing price per share on January 11, 2000 was $3.75. Mr. Shuey resigned as a director effective June 20, 2002 and as such his options expired September 18, 2002. On October 13, 2000, director James Janke and former director Robert Shuey were granted stock options to purchase 9,000 shares of common stock and director James W. Christian was granted an option to purchase 14,000 shares of common stock for a share price equal to $3.50 per share. The closing share price, as quoted on the American Stock Exchange for October 13, 2000, was $1.75. The October 13, 2000 options expired June 30, 2002.

On March 20, 2003, at the time the special committee was formed in connection with evaluating the Reverse Split, our board established compensation for a member's service on the special committee at $250 per hour, but not less than a total of $10,000, plus reimbursement for any and all expenses incurred by the member in connection with his service on the special committee, including travel to and from meetings, through consummation or abandonment of the Reverse Split.

On April 29, 2003, our board acted to require Rampart to compensate each non-employee director or non-employee former director at the rate of $250 per hour for his efforts and time spent in connection with any proceeding because of his status as a director or former director of Rampart and for which he would be entitled to indemnification for any damages or expenses incurred by him in connection with the proceeding, subject to his providing Rampart written reasonable support of his efforts and time spent in connection with the proceeding.

STANDING  COMMITTEES,  BOARD  ORGANIZATION  AND  MEETINGS

Our Board of Directors has two committees, the Audit and Compensation Committees. These committees report their actions, if any, to our full Board of Directors at its next regular meeting. The Compensation Committee and the Audit Committee are composed of the three non-employee, non-related directors - currently Messrs. Christian, Ronca and Mosley. All of the members of the Audit
Committee qualify as independent directors under the listing standards for the American Stock Exchange.

The duties and functions of the Audit Committee are to: (1) examine the activities of our independent auditors to determine whether their activities are reasonably designed to assure the soundness of accounting and financial procedures; (2) review our accounting policies and the objectivity of our financial reporting; and (3) consider annually the qualifications of our independent auditors and the scope of their audit and make recommendations to the Board of Directors as to its selection. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is filed with our 2000 proxy statement.

The duties and functions performed by the Compensation Committee are: (1) to review and recommend to our Board of Directors, or determine, the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (2) review new executive compensation programs; (3) review on a periodic basis the operations of our executive compensation programs to determine whether they are properly coordinated; (4) establish and periodically review policies for the administration of executive compensation programs; (5) modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (6) establish and periodically review policies in the area of management perquisites; and (7) to exercise all of the powers of our Board of Directors with respect to any other matters involving the compensation of our employees and employee benefits as may be delegated to the Compensation Committee from time to time.

During 2002, our Board of Directors held two meetings and acted once by written consent. There were four audit committee meetings and no compensation committee meetings in 2002. During 2002, all members of our Board of Directors, other than Robert A. Shuey, IV, attended at least 75% of the aggregate of all meetings of our Board of Directors and committees of the board to which they belong.

AUDIT  COMMITTEE  REPORT

Management is responsible for Rampart's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Rampart's financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that Rampart's audited consolidated financial statements as of and for the year ended December 31, 2002 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed these financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Rampart's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in Rampart's Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Committee also recommended reselection of Pannell Kerr Forster of Texas, P.C. as Rampart's independent accountants and the Board of Directors concurred in such recommendation.

                                              Members of the Audit Committee:

                                              James  W.  Christian
                                              William  F.  Mosley
                                              Michael  V.  Ronca

COMPENSATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees. Pannell Kerr Forster of Texas, P.C., our independent public accountants, billed us $42,716.70 for services related to auditing and public reporting for fiscal year 2002.

Financial Information Systems Design and Implementation Fees. No fees were paid to our independent public accountants for financial information systems design and implementation.

All Other Fees. Our independent public accountants billed us $13,135 for the review of SEC reporting documents and $1,878 for research and consultation regarding GAAP disclosure and presentation issues for prospective transactions.

NON-DIRECTOR  EXECUTIVE  OFFICERS

CHARLES F. PRESLEY, age 54, was elected Vice President and Chief Financial Officer in December 1998 to be effective January 1, 1999 and was the controller for Rampart from March 1996. He is responsible for accounting, federal and state tax compliance, internal controls, and also has investigation and litigation support responsibilities. For the 15 years prior to his tenure with Rampart, Mr. Presley was the principal practitioner in a Certified Public Accounting practice in Houston, Texas. He has been a Certified Public Accountant since 1978 and a Diplomat of the American Board of Forensic Accounting since 1998.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 12, 2003, information with respect to (a) each person (including any "group" as the term is used in section 13(d)(3) of the Securities Exchange Act of 1934) who we know to be the beneficial owner of more than 5% of our outstanding common stock and (b) the number of shares and percentage of our common stock owned by nominees for director and by each of our directors and executive officers individually and as a group. We believe that, unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.


                                                               SHARES OF COMMON STOCK
                                                             -------------------------
                                                                 BENEFICIALLY OWNED
                                                             -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       NUMBER       PERCENT
-----------------------------------------------------------  -----------  ------------

Charles W. Janke (2)                                           1,500,000         51.6%
  16401 Country Club Drive, Crosby, Texas 77532
J. H. Carpenter (3)                                              760,000         26.2%
  16401 Country Club Drive, Crosby, Texas 77532
Charles F. Presley (4)                                            45,000          1.5%
James J. Janke (5)                                                 1,000            *
James W. Christian (5)                                             1,000            *
W. F. Mosley                                                           0            *
Michael V. Ronca                                                       0            *
-----------------------------------------------------------  -----------  ------------
All Executive Officers and Directors as a group (7 persons)    2,307,000         79.4%

---------------
*    LESS  THAN  ONE  PERCENT  OF  OUTSTANDING  SHARES.

(1) The table is based on information supplied by the officers, directors, and principal shareholders and reporting forms, if any, filed with the Securities and Exchange Commission on behalf of such persons. A person is deemed to beneficially own shares of common stock underlying options, warrants or other convertible securities if the person can acquire the stock within sixty days of the date of this proxy statement.

(2) 1,500,000 of Mr. Janke's shares are owned by a family limited partnership of which Mr. Janke is the general partner.

(3) The majority of Mr. Carpenter's shares (600,000 shares) are owned by a family limited partnership, the general partner of which is a closely held corporation whose stock is owned by trusts for the benefit of Mr. Carpenter's children and grandchildren. Mr. Carpenter is sole director and officer of that corporation and has voting power over its stock. A solely owned corporation controlled by Mr. Carpenter owns 152,000 shares. Mr. Carpenter personally owns 8,000 shares.

(4)  Mr. Presley owns 25,400 shares and Mr. Presley's IRAs own 19,600 shares.

(5)  Includes 1,000 shares issuable upon exercise of options.

Neither Rampart nor any of our subsidiaries, affiliates, directors or executive officers or any affiliates of the foregoing has engaged in a transaction in our common stock during the past 60 days.

Our executive officers, directors and affiliates that have voting authority over any shares of our common stock, including proxy authority, have indicated that they intend to vote such shares in favor of the Reverse Split. The reasons Messrs. Janke and Carpenter intend to vote in favor of the Reverse Split have been set forth in detail elsewhere in this proxy statement. Mr. Presley has indicated that he intends to vote in favor of the Reverse Split to take advantage of the opportunity to realize the substantial premium the cash-out price represents over the trading prices of our common stock prior to our announcement of the reverse stock split.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers and persons who beneficially own 10% or more of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Based solely on our review of copies of such reports and written representations that no other reports were required, we believe that during 2002 all our directors and executive officers and 10% or greater shareholders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

EXECUTIVE  COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the Chief Executive Officer and the other executive officers of Rampart who received compensation of over $100,000 for the fiscal years ended December 31, 2002, 2001 and 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
       NAME AND          FISCAL  -----------------------     ALL OTHER
  PRINCIPAL POSITION      YEAR     SALARY       BONUS      COMPENSATION
-----------------------  ------  -----------  ---------  --------------
Charles W. Janke           2002  $   203,886         --  $     6,000(1)
Chairman of the Board      2001      199,931         --        6,000(1)
Chief Executive Officer    2000      200,000         --        6,000(1)
-----------------------------------------------------------------------
J. H. Carpenter            2002  $   202,659         --  $     6,000(1)
President                  2001      194,865         --        6,000(1)
Chief Operating Officer    2000      202,659         --        6,000(1)
-----------------------------------------------------------------------
Charles F. Presley         2002  $   125,000         --  $     5,842(2)
Vice-President             2001      128,753         --        5,939(2)
Chief Financial Officer    2000      125,000         --        5,640(2)

--------------
(1)  Rampart matching contribution to retirement plan.

(2) Rampart matching contribution to retirement plan of $3,750 for each year and $2,092, $2,189, and $1,890 of reimbursements for medical insurance premiums for 2002, 2001, and 2000, respectively.

EMPLOYMENT  AGREEMENTS

We do not have written employment contracts with any of our Named Executive Officers. However, since 1996, in addition to his other duties, Charles Presley has performed, and continues to perform, services for Rampart to facilitate the collection of certain defaulted obligations owned by Rampart and to facilitate realization from other assets. Mr. Presley has an oral arrangement with Rampart whereby he is entitled to receive from one to five percent, net of costs, of any amounts realized by Rampart with respect to such assets. During 2002, 2001, and 2000, Mr. Presley received $0, $8,561, and $0 respectively under this arrangement. These amounts are included in the salary amounts reported in the table above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

For our equity compensation plans, the following table shows, at the end of fiscal year 2002, (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of such options, warrants and rights, and (c) the number of securities remaining available for future issuance under the plans excluding those issuable upon exercise of outstanding options, warrants and rights.

                                    EQUITY COMPENSATION PLAN INFORMATION

                                                                                         NUMBER OF SECURITIES
                                      NUMBER OF SECURITIES                             REMAINING AVAILABLE FOR
                                          TO BE ISSUED          WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                        UPON EXERCISE OF        EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                      OUTSTANDING OPTIONS,    OUTSTANDING  OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                          WARRANTS AND RIGHTS     WARRANTS AND RIGHTS     REFLECTED IN COLUMN (a))
------------------------------------  ---------------------  -----------------------  --------------------------
                                               (a)                      (b)                         (c)
Equity compensation                          2,000                  $  3.75                     373,000
    plans approved by
    security holders
Equity compensation                             -                        -                           -
    plans not approved
    by security holders
                                      ---------------------  -----------------------  --------------------------
       Total                                  2,000                  $  3.75                     373,000


OPTION GRANTS IN LAST FISCAL YEAR

No options were granted during the fiscal year ended December 31, 2002.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

None of the Named Executive Officers owned any stock options in 2002.

RETIREMENT  PLAN

Effective  January  1,  2000,  all  of  our  employees may participate in an IRS
Section 408(p) SIMPLE (Savings Incentive Match Plan for Employees of Small Employers). We elected to match participating employee contributions to the plan up to a maximum of 3% of the employee's compensation. In no event may our contribution on behalf of any employee exceed the limit set by the IRS. The employee's elective contributions are made on a pre-tax basis and each employee may choose the equities in which to invest both the employee's and Rampart's contributions. Both the employee and Rampart's contributions are immediately vested and are payable to the employee or their designated beneficiary upon termination of employment.

ITEM 3.  RATIFICATION  OF  APPOINTMENT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS

Our Board of Directors has selected Pannell Kerr Forster of Texas, P.C. as our independent public accountants to conduct an audit of our financial statements for the year 2003, and has further directed that management submit the selection of the independent accountants for ratification by our shareholders at the annual meeting. This firm has acted as independent public accountants for us for the past five fiscal years. Representatives of Pannell Kerr Forster of Texas, P.C. are not expected to be present at the annual meeting. Its representatives will not be able to make a statement at the annual meeting and are not expected to be available to respond to questions.

Shareholder ratification of the selection of Pannell Kerr Forster of Texas, P.C. as our independent public accountants is not required by our bylaws, Texas law or otherwise. If our shareholders fail to ratify the selection, the board will reconsider whether to retain that firm but may nonetheless still retain that firm. Even if the selection is ratified, the board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the board believes that such a change would be in the best interest of Rampart. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the annual meeting is required to ratify the selection of Pannell Kerr Forster of Texas, P.C.

ITEM 4.  OTHER  BUSINESS

Management does not intend to bring any other business before the annual meeting and has not been informed that any other matters are to be presented by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that our Board of Directors does not know are to be presented by others.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.
------------------

We are incorporating by reference in this proxy statement information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this proxy statement. We incorporate by reference the documents listed below:

     - our annual report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2002; and

     - our quarterly report of Form 10-QSB for the quarter ended June 30, 2003.

You may request a copy of any of our filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

                           Rampart Capital Corporation
                           Attention: J. H. Carpenter
                            16401 Country Club Drive
                               Crosby, Texas 77532
                                 (713) 223-4610

                              SHAREHOLDER PROPOSALS

If our Exchange Act registration is not terminated in connection with the Reverse Split, Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, we must receive proposals for the 2004 annual meeting of shareholders no later than _______ __, 200_ for such proposals to be included in next year's Proxy Statement and proxy card. However, if the date of the 2004 annual meeting of shareholders changes by more than 30 days from the date of the 2003 annual meeting of shareholders, the deadline is a reasonable time before we begin to print and mail our proxy materials, which deadline will be set forth in a quarterly report on Form 10-QSB or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion. If we do not receive notice of any other matter that shareholders wish to raise at the 2004 annual meeting of shareholders by ______ __, 200_, and that matter is raised at the meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to our Chief Executive Officer at the address listed on the front page of this proxy statement.

                                                                      Appendix A

                                PROPOSED FORM OF

                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           RAMPART CAPITAL CORPORATION

     Pursuant to Article 4.04 of the Texas Business Corporation Act, the undersigned corporation (the "Corporation") adopted the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

     The name of the Corporation is Rampart Capital Corporation.

                                   ARTICLE TWO

     The following amendment to the Amended and Restated Articles of Incorporation was adopted by the shareholders of the Corporation on November 5, 2003:

          Section 1 of Article IV of the Corporation's Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

     "Section 1. The Corporation shall have authority to issue two classes of capital stock, designated "Common Stock" and "Preferred Stock", respectively. The aggregate number of shares of Common Stock authorized to be issued is ten million (10,000,000) shares with a par value of one cent ($0.01) per share. The aggregate number of shares of Preferred Stock authorized to be issued is ten million (10,000,000) shares with a par value of one cent ($0.01) per share. Each one hundred thousand (100,000) shares of the Corporation's Common Stock outstanding at 12:01 a.m., Houston, Texas time, on November 6, 2003, shall be changed and reclassified into one (1) fully paid and nonassessable share of the Corporation's Common Stock without any further action by the shareholders or Board of Directors, provided that no fractional shares shall be issued to any holder of fewer than 100,000 shares of Common Stock immediately prior to such time and that instead of issuing such fractional shares, the Corporation shall pay to such holders cash in the amount of $3.50 per pre-split share of Common Stock."

                                  ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of adoption of the amendment was 2,905,143 shares of Common Stock with a par value of one cent ($0.01) per share (the "Common Stock") and the number of shares entitled to vote on the amendment was 2,905,143 shares of Common Stock.

                                  ARTICLE FOUR

     Pursuant to Section 2 of Article IV of the Corporation's Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the Common Stock is sufficient for any action that requires the vote of the shareholders. The holders of at least a majority of the Common Stock voted for the amendment as follows: ___________ shares of Common Stock were voted for the amendment and ________ shares of Common Stock were voted against the amendment.

                                  ARTICLE FIVE

     The amendment will reduce the stated capital of the Corporation by $29,051.20 from $30,500.00 to $1,448.80.

DATED:  _________________, 2003

                                             Rampart  Capital  Corporation

                                             By:
                                                ------------------------------

                                             Name:
                                                  ----------------------------

                                             Title:
                                                   ---------------------------

                                                                      Appendix B



                            WM. H. MURPHY & CO., INC.
                               INVESTMENT BANKERS

                           __________________________
                       2200 POST OAK BOULEVARD, SUITE 514
                              HOUSTON, TEXAS 77056
                OFFICE: (713) 965-9494 FACSIMILE: (713) 965-9497




June 9, 2003


Mr. Michael V. Ronca
Mr. W.F. Mosley
Special Independent Committee of the Board of Directors
Rampart Capital Corporation
16401 Country Club Drive
Crosby, Texas  77532



Gentlemen:

Wm. H. Murphy & Co., Inc. ("Murphy") understands that the Special Independent Committee of the Board of Directors (the "Special Committee") of Rampart Capital Corporation ("Rampart") has been asked to review, evaluate and negotiate with Messrs. Janke (Chairman and Chief Executive Officer) and Carpenter (President and Chief Operating Officer) of Rampart ("Management") regarding an offer made to the Board of Directors of Rampart, (the "Board") to take the Company private under Rule 13-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended. Pursuant to which, the Company would employ a reverse stock split thereby cashing out the minority common shareowners other than Messrs. Janke, Carpenter and Presley (Chief Financial Officer). Murphy further understands that Management owns and controls directly or indirectly approximately 78% of the Company's common stock outstanding and that the Special Committee is acting on behalf of the Minority Shareholders. As such Management has offered to acquire the minority shareowners common stock for $3.25 per share in cash.

Murphy has been asked by the Special Independent Committee of the Board of Directors of Rampart Capital Corporation to render its opinion, from a financial point of view, to the Special Independent Committee of Rampart Capital Corporation regarding the fairness of the proposed transaction to the minority shareholders.

Credentials
-----------

Murphy is an independent American investment broker dealer, member N.A.S.D. and S.I.P.C., whose business includes corporate finance, mergers and acquisitions, equity, and fixed income sales and trading and investment banking. The directors of Murphy, each of whom is experienced in merger, acquisition, divesture, valuation and fairness opinion matters, have approved this engagement and the scope of services to be rendered.

Scope  of  Review
-----------------

In connection with the preparation of its opinion, Murphy made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things Murphy reviewed and relied upon the following:

     (i)  a  copy  of  the  offer letter regarding the Transaction to the Board;

     (ii) a copy of Board meeting minutes approving the formation of the Special Committee and defining the Committee's responsibilities and objectives;

    (iii) publicly available regulatory filings for Rampart, including but not limited to audited financial statements for the last four fiscal years, any quarterly unaudited financial statements for the quarterly periods since the last completed fiscal year;

     (iv) unaudited financial information relating to all months subsequent to the last publicly available quarterly filing;

     (v) copies of Rampart's Schedule 14A (Proxy Statement) for years 2000 through 2002;

     (vi) details of options outstanding to Rampart executives, directors, employees and others;

    (vii) Rampart's corporate income tax returns for the years 1999 through 2001;

   (viii) Rampart's Texas Franchise tax returns for the years 2000 through 2002;

     (ix) Rampart's  operating  segment reports for the years 2000 through 2002;

     (x)  correspondence and details regarding all litigation involving Rampart;

     (xi) Rampart's  operating  plan  and  budget  for  2003;

    (xii) third party appraisals for the following major properties: (a) 249 acres in Brazoria County, Tx; (b) BWM Building; (c) Newport Golf Course; (d) Newport Subdivision; (e) Mursch Center and (f) the West Jefferson Retail Center; and

   (xiii) an organizational chart listing the parent company and wholly owned subsidiaries.

Assumptions  and  Limitations
-----------------------------

We have relied upon, and have assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources or information provided to us by Rampart or otherwise pursuant to our engagement. We did not attempt to independently verify the accuracy or completeness of any such information, data, advice, opinions and representations.

Murphy's opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the period of the engagement and the conditions and prospects, financial and otherwise, of Rampart as they are reflected in the information, data, and other material (financial or otherwise) reviewed by us as they were represented to Murphy in our discussions with management of Rampart.

In connection with our assignment, we made assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved with the Transaction. Murphy believes these assumptions to be reasonable with respect to Rampart and the industry in which it operates.

We believe that our work must be considered as a whole and that selecting portions, without considering all factors and analyses together, could create a misleading view of the process underlying the fairness opinion rendered. Such opinion is not necessarily susceptible to partial analysis or summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor.

Our opinion is provided for the exclusive use of the Special Committee and other than as provided herein is not to be communicated to other persons without our express prior written consent, except as otherwise required by law. Murphy consents to the inclusion of the written opinion in its entirety and a summary thereof in any prospectus, proxy statement, information circular or solicitation/recommendation statement, as the case may be, required to be distributed to Rampart's shareholders in connection with the Transaction so long as such summary is in form and substance reasonably acceptable to Murphy.

Methodology
-----------

We have made a variety of financial and comparative reviews, including but not limited to, those described below. We did not attribute any particular weight to any specific review or factor considered, but rather made quantitative and qualitative judgments based on our experience in rendering such opinions and on the circumstances and information as a whole.

In assessing the Transaction, as to whether the consideration to be paid (the "Offer Value") is fair from a financial point of view, we, among other things:

     (i)  reviewed  Rampart's  past  operating  and  financial  performance;

     (ii) reviewed  Rampart's  2003  operating  plan  and  budget;

    (iii) reviewed the independent appraisals prepared for Rampart's major properties;

     (iv) reviewed and evaluated the remaining assets and conducted several meetings with management to analyze fair market value;

     (v) made industry comparisons with respect to sales and earnings growth, operating margins and returns on assets and equity;

     (vi) compared the Offer Value to the historical market prices for the Rampart Common Stock;

    (vii) compared the Offer Value to the value implied by our analyses of comparable equity instruments of like kind;

   (viii) compared the Offer Value to the value implied by a discounted cash flow analysis of assets;

     (ix) compared the Offer to the equity value implied by our net asset value analyses;

     (x) compared the Offer Value to the value implied by a liquidation analysis; and

     (xi) considered other factors or analyses that we judged, based on our experience, to be relevant.

Our opinion is limited to the fairness, from a financial point of view, of the proposed transaction and the Offer Value. We render no opinion as to the merits of the business decision by the Board to accept the offer made by Management.

We have acted as financial advisor to the Special Committee. We will receive a fee for our services, including delivery of this Opinion; furthermore, Rampart has agreed to indemnify us for certain liabilities arising out of our engagement.

CONCLUSION
----------

BASED UPON, AND SUBJECT TO THE FORGOING, IT IS OUR OPINION THAT, AS OF THE DATE HEREOF, THE PROPOSED TRANSACTION AND THE OFFER ARE FAIR FROM A FINANCIAL POINT OF VIEW, TO THE MINORITY SHAREHOLDERS.


                                Yours Very Truly,



                                WM. H. MURPHY & CO., INC.





                                  /s/  William  H.  Murphy
                                -----------------------------------
                                By:  William H. Murphy, President

                                     TABLE I

                           RAMPART CAPITAL CORPORATION
       FINANCIAL SERVICES COMPARABLE COMPANIES AS DEFINED BY THE SIC CODE.

CHEUY                      Cheung  Kong  Holdings,  Ltd.
TMA                        Thornburg  Mtg.,  Inc.
LQ                         Quinenco  SA  ADS
PVX                        Provident  Energy  TR
GRDHY                      Giordano  Int'l.,  Ltd.  S/ADR
BZF                        The  Brazil  Fund
FII                        Federated  Inv.,  Inc.
ACAS                       American  Capital  Strategies
LEO                        Dreyfus  Stra  Muni
SOR                        Source  Cap  Inc.
CET                        Central  Secs
ESGR                       Enstar  Group,  Inc.
JNS                        Janus  Cap  Gp  CMN  STK
GIM                        Templeton  Global  ICM
TEI                        Templeton  Emrg.  Mkts.
CMGI                       CMGI,  Inc.
BPT                        BP  Prudhoe  Bay  UTS
HQH                        HQ  Healthcare  SBI
DNP                        DNP  Select  Income  FD
SBF                        Salomon  Brother  FD
RVT                        Royce  Value  TR  Inc.
FF                         First  Finl  Fund
FPAPY                      First  PAC  Co.,  Ltd.
NRT                        North  European  Oil
ALD                        Allied  Cap  Corp
ADX                        Adams  Express  Co
BKY                        Blackrock  Income  TR
ASA                        ASA,  Ltd.
PBT                        Permian  Basin  Roy  TR
CSWC                       Capital  Southwest  Corp
ACG                        ACM  Income  FD,  Inc.
CHC                        Charter  Muni  Mtg,  ACC
DES                        DESC  SA  DE  CV  C  ADS
PMT                        Putnam  Master,  Inc.  TR
PWN                        Cash  America  Int'l.,  Inc.
TY                         Tri  Cont'l  Corp.
SJT                        San  Juan  Basin  Royal
DSM                        Dreyfus  Stra  Muni  BD
MCGC                       MCG  Capital  Corp
NCA                        Nuveen  California  Muni  FD
KMR                        KinderMorgan  Management
ATF                        Equity  Income  Fund
NCN                        NCE  Petrofund  New
GVT                        MS  Gov't  Inc.  TR
OMS                        Oppenheimer  Multi  FD
FAX                        Aberdeen  Asia-Pac  FD
PIM                        Putnam  Master  Intrm
PEO                        Petroleum  &  Resources  Corp.
SBR                        Sabine  Rylty  TR  UBI
CIK                        Credit  Suisse  Income

                            WM. H. MURPHY & CO., INC.
                               INVESTMENT BANKERS
                           __________________________
                       2200 POST OAK BOULEVARD, SUITE 514
                              HOUSTON, TEXAS 77056
                OFFICE: (713) 965-9494 FACSIMILE: (713) 965-9497




September  11,  2003


Mr.  W.F.  Mosley
Mr.  Michael  V.  Ronca
Special  Independent  Committee  of  the  Board  of  Directors
Rampart  Capital  Corporation
16401  Country  Club  Drive
Crosby,  Texas  77532

Gentlemen:

Wm. H. Murphy & Co., Inc. ("MURPHY") makes reference to the letter from Murphy to the Special Independent Committee of the Board of Directors (the "SPECIAL COMMITTEE") of Rampart Capital Corporation ("RAMPART") dated June 9, 2003 (the "FAIRNESS OPINION"), regarding an offer made by Charles W. Janke, Rampart's Chairman and Chief Executive Officer, and J. H. Carpenter, Rampart's President and Chief Operating Officer, to the Board of Directors of Rampart (the "BOARD") to take the Company private under Rule 13e-3 promulgated by the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934, as amended, by means of a reverse stock split (the "REVERSE SPLIT") in which the minority shareholders of Rampart would be "cashed out" at a price of $3.25 per share. In the Fairness Opinion, subject to the assumptions made, matters considered and scope of limitations on the review undertaken and the procedures followed by Murphy as set forth therein, Murphy opined that, as of June 9, 2003, the Reverse Split is fair from a financial point of view to the minority shareholders of Rampart.

You have advised us that since the date of the Fairness Opinion, a wholly owned subsidiary of Rampart has acquired certain tracts of undeveloped real property situated in Galveston, Texas, by public foreclosure of a promissory note held by that subsidiary. This Rampart subsidiary "credit bid" the entire secured indebtedness of $4,074,627.34 to acquire these tracts in the foreclosure auction, in which Messrs. Janke and Carpenter have represented that no other bids were received. You have also advised us that Rampart has obtained recent independent appraisals of the foreclosed properties, indicating a total appraised value of $7,240,000. You have further informed us that you have engaged in extensive discussions and negotiations with Messrs. Janke and Carpenter regarding certain risks perceived by them to be associated with the ownership and ultimate disposition of these properties, which risks were not taken into account in the appraisals including, without limitation, carrying costs associated with certain of the tracts, marketing and closing costs, and the costs and risks of litigation expected to be pursued by the foreclosed-upon property owner.

You have also requested that I review the Company's most recent Form 10-QSB for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission (the "FORM 10-QSB").

As a result of the apparent enhancement to Rampart's total asset value resulting from the above-described foreclosure, you have advised us that the Special Committee has negotiated an increase to the price previously offered by Messrs.

Janke and Carpenter at which the minority shareholders would be cashed out in the Reverse Split from $3.25 per share to $3.50 per share. The Special Committee has asked Murphy to supplement the Fairness Opinion to confirm that, taking into account the foreclosure event described above and Murphy's review of the Form 10-QSB, as of the date hereof, the proposed transaction and the revised offer are fair from a financial point of view to the minority shareholders.

You should understand that Murphy has not undertaken to update or review any of the analyses or studies performed by it in connection with the rendering of the Fairness Opinion. For purposes of this letter, Murphy has reviewed only the information provided by you related to the subsequent event described above, and the Form 10-QSB. As this letter is a supplement to the Fairness Opinion, all of the assumptions and limitations applicable to the Fairness Opinion remain applicable hereto.

Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed transaction and the revised offer are fair from a financial point of view to the minority shareholders of Rampart.

                              Yours  Very  Truly,

                              WM.  H.  MURPHY  &  CO.,  INC.


                                   /s/  William  H.  Murphy
                              ---------------------------------
                              By:       William  H.  Murphy,
                                        President

                                  PRELIMINARY

                          RAMPART CAPITAL CORPORATION

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                                      FOR
             THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 5, 2003

The undersigned, hereby revoking all prior proxies, hereby appoints Charles W. Janke and J. H. Carpenter and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of RAMPART CAPITAL CORPORATION standing in the name of the undersigned, at the Annual Meeting of Shareholders of RAMPART CAPITAL CORPORATION to be held at 10:00 a.m., Houston time, on November 5, 2003 at the Newport Golf Club and Conference Center, 16401 Country Club Drive, Crosby, Texas 77532, or at any adjournment(s) or postponement(s) thereof, on all matters properly coming before said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AS STATED BELOW AND, UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF SUCH PROPOSALS.

1. PROPOSAL TO APPROVE AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-100,000 REVERSE STOCK SPLIT OF OUR COMMON STOCK, FOLLOWING WHICH HOLDERS OF LESS THAN ONE SHARE WILL BE PAID $3.50 PER PRE-SPLIT SHARE.

          [ ]  For     [ ]  Against     [ ]  Abstain

2. ELECTION OF SIX DIRECTORS TO SERVE UNTIL THE EARLIER OF (i) DEREGISTRATION AND DELISTING OF OUR COMMON STOCK AND (ii) THE 2004 ANNUAL MEETING OF SHAREHOLDERS.


     NOMINEES:  Charles  W. Janke, J. H. Carpenter, James W. Christian, James J.
                Janke,  W.  F.  Mosley  and  Michael  V.  Ronca.


               [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (IF ANY):_______________________
                    ____________________________________________________________

               [ ]  VOTE  WITHHELD  from  all  nominees

           (THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE.)

                           (CONTINUED FROM OTHER SIDE)

3. PROPOSAL TO RATIFY THE SELECTION OF PANNELL KERR FORSTER OF TEXAS, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS OF RAMPART FOR 2003.


               [ ]  For     [ ]  Against     [ ]  Abstain

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the proxy statement furnished with the notice, our 2002 Annual Report on Form 10-KSB and Form 10-KSB/A and our quarterly report on Form 10-QSB for the six months ended June 30, 2003.


Dated:  __________,  2003                           ____________________________
                                                       Shareholder's Signature



                                                    ____________________________
                                                      Signature if held jointly

(Please sign exactly as your name appears on this card. For joint accounts, each joint owner should sign.
    Executors, administrators, trustees, etc., should also so indicate when signing.)

              PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY BY USING THE ENCLOSED ENVELOPE.